                                                                   Exhibit 10.3

                                                                  EXECUTION COPY












                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                   CINEMEX LLC

                            CINEMEX ACQUISITION CORP.

                           GRUPO CINEMEX, S.A. DE C.V.

                                       AND

              CERTAIN STOCKHOLDERS OF GRUPO CINEMEX, S.A. DE. C.V.

                            DATED AS OF JUNE 19, 2002
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                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
1.    Definitions...........................................................   2

2.    Purchase, Sale and Transfer of Shares; Closing........................  15
      2.1   Purchase and Sale of Shares.....................................  15
      2.2   Purchase Price..................................................  15
      2.3   Closing.........................................................  15
      2.4   Estimated Net Assets/Liabilities................................  15
      2.5   Closing Obligations.............................................  15
      2.6   Post-Closing Price Adjustment...................................  16
      2.7   Manner of Payment...............................................  19

3.    Representations and Warranties of Cinemex.............................  19
      3.1   Organization....................................................  19
      3.2   Authority; No Conflict..........................................  19
      3.3   Capitalization as of Immediately Prior to the Recapitalization..  20
      3.4   Recapitalization................................................  20
      3.5   Current Capitalization..........................................  21
      3.6   Financial Statements............................................  21
      3.7   Books and Records...............................................  22
      3.8   Title to Properties; Encumbrances...............................  22
      3.9   Condition and Sufficiency of Assets, Recent Capital Expenditures  23
      3.10  No Undisclosed Liabilities......................................  23
      3.11  Taxes ..........................................................  23
      3.12  No Material Adverse Effect......................................  24
      3.13  Employee Benefits...............................................  24
      3.14  Compliance with Mexican Legal Requirements; Mexican
            Governmental Authorizations.....................................  25
      3.15  Legal Proceedings; Orders.......................................  26
      3.16  Absence of Certain Changes and Events...........................  27
      3.17  Contracts; No Defaults..........................................  28
      3.18  Insurance.......................................................  30
      3.19  Environmental Matters...........................................  31
      3.20  Employees.......................................................  31
      3.21  Labor Relations; Compliance.....................................  32
      3.22  Intellectual Property...........................................  32
      3.23  Certain Payments................................................  32
      3.24  Relationships with Related Persons..............................  33
      3.25  Brokers or Finders..............................................  33
      3.26  No United States Presence.......................................  33

4.    Representations and Warranties of the Shareholders....................  33
      4.1   Organization and Good Standing..................................  33

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
      4.2   Authority; No Conflict..........................................  33
      4.3   Legal Proceedings; Orders.......................................  35
      4.4   Title to Shares.................................................  35
      4.5   Relationships with Related Persons..............................  35
      4.6   Brokers or Finders..............................................  36

5.    Representations and Warranties of Buyers..............................  36
      5.1   Organization and Good Standing..................................  36
      5.2   Authority; No Conflict..........................................  36
      5.3   Certain Proceedings.............................................  37
      5.4   Brokers or Finders..............................................  37
      5.5   Available Funds.................................................  37
      5.6   No Additional Representations...................................  37

6.    Covenants Prior to Closing Date.......................................  38
      6.1   Access and Investigation........................................  38
      6.2   Operation of Business...........................................  38
      6.3   Negative Covenants..............................................  38
      6.4   Required Approvals..............................................  39
      6.5   Notification....................................................  39
      6.6   No Negotiation..................................................  39
      6.7   Best Efforts....................................................  40

7.    Conditions Precedent to Buyer Obligation to Close.....................  40
      7.1   Accuracy of Representations.....................................  40
      7.2   Cinemex's and the Shareholders' Performance.....................  40
      7.3   Consents........................................................  40
      7.4   No Order........................................................  41
      7.5   No Claim Regarding Stock Ownership or Sale Proceeds.............  41
      7.6   No Prohibition..................................................  41
      7.7   Other Closings..................................................  41

8.    Conditions Precedent to the Shareholders' Obligation to Close.........  41
      8.1   Accuracy of Representations.....................................  41
      8.2   Buyer's Performance.............................................  42
      8.3   Consents........................................................  42
      8.4   No Order........................................................  42
      8.5   No Prohibition..................................................  42

9.    Termination...........................................................  42
      9.1   Termination Events..............................................  42
      9.2   Effect of Termination...........................................  43

10.   Indemnification; Remedies.............................................  43
      10.1  Survival; Right to Indemnification Not Affected by Knowledge....  43
      10.2  Indemnification and Payment of Damages by the Shareholders......  43
      10.3  Indemnification and Payment of Damages by Buyers................  46

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
      10.4  Time Limitations................................................  47
      10.5  Limitations on Amount - Shareholders............................  47
      10.6  Satisfaction of Claims..........................................  47
      10.7  Limitations on Amount - Buyers..................................  48
      10.8  Procedure for Indemnification - Third Party Claims..............  48
      10.9  Procedure for Indemnification - Other Claims....................  49
      10.10 Additional Provisions Regarding Tax Indemnification.............  49
      10.11 Filing of Tax Returns...........................................  52
      10.12 Cooperation on Tax Matters......................................  53
      10.13 Allocation of Tax Liability for Overlap Periods.................  53
      10.14 Certain Miscellaneous Tax Matters...............................  53
      10.15 Notices and Determinations by Shareholders......................  54

11.   General Provisions....................................................  55
      11.1  Expenses........................................................  55
      11.2  Public Announcements............................................  55
      11.3  Notices.........................................................  55
      11.4  Jurisdiction....................................................  57
      11.5  Further Assurances..............................................  57
      11.6  Waiver..........................................................  57
      11.7  Entire Agreement and Modification; Validity.....................  58
      11.8  Schedules.......................................................  58
      11.9  Assignments, Successors, and No Third-Party Rights..............  58
      11.10 Severability....................................................  59
      11.11 Section Headings, Construction..................................  59
      11.12 Governing Law...................................................  59
      11.13 Counterparts....................................................  59


Exhibits
--------
Exhibit 2.5(a)(iii)     Forms of Noncompetition Agreements
Exhibit 2.5(a)(iv)      Form of Common Shareholder Release
Exhibit 2.5(a)(vi)      Form of Opinion of Ritch, Heather y Mueller, S.C.
Exhibit 2.5(b)(ii)      Form of Opinion of Creel, Garcia - Cuellar y Muggenburg, S.C.
Exhibit 2.5(b)(iii)     Form of Opinion of Kaye Scholer LLP
Exhibit 10.2(c)         Projected Cash Flow

Schedules
---------
Schedule A              Shareholder Percentages
Schedule 3.1            List of Cinemex Companies
Schedule 3.2            Authority; No Conflict - Cinemex
Schedule 3.3            Capitalization as of Immediately Prior to the Recapitalization
Schedule 3.4            Recapitalization
Schedule 3.5            Current Capitalization
Schedule 3.6            Financial Statements

Schedule 3.7            Books and Records
Schedule 3.8            Title to Properties; Encumbrances
Schedule 3.9            Condition and Sufficiency of Assets; Recent Capital Expenditures
Schedule 3.10           Undisclosed Liabilities
Schedule 3.11           Taxes
Schedule 3.12           Employee Benefits
Schedule 3.14           Compliance with Mexican Legal Requirements;
                        Mexican Governmental Authorizations
Schedule 3.15           Legal Proceedings; Orders
Schedule 3.16           Absence of Certain Changes and Events
Schedule 3.17           Contracts
Schedule 3.18           Insurance
Schedule 3.19           Environmental Matters
Schedule 3.20           Employees
Schedule 3.21           Labor Relations; Compliance
Schedule 3.22           Intellectual Property
Schedule 3.24           Relationships with Related Persons
Schedule 4.1            Organization and Good Standing
Schedule 4.2            Authority; No Conflict - Shareholders

Schedule 4.3            Legal Proceedings; Orders - Shareholders
Schedule 4.4            Title to Shares
Schedule 4.5            Relationships with Related Persons - Shareholders
Schedule 5.2            Authority; No Conflict - Buyers
Schedule 11.3           Notices

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of June 19, 2002, among Cinemex LLC, a Delaware limited liability company ("USLLC"), Cinemex Acquisition Corp., a Delaware corporation ("USAC"), Grupo Cinemex, S.A. de C.V., a corporation organized under the laws of Mexico ("Cinemex"), Matthew D. Heyman (the "Common Shareholder"), BBVA Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, Division Fiduciaria, as trustee (the "Concentration Trustee") of the Concentration Trust (as defined below) and on behalf of each of the Persons identified on Schedule A as a "Type II Shareholder" (each, a "Type II Shareholder"), and each of the Persons identified on Schedule A as a "Type I Shareholder" other than the Common Shareholder (collectively with the Concentration Trust (as defined below) and the Type II Shareholders, the "Series P Shareholders"), pursuant to the following and recitals and clauses:

                                    RECITALS

         A. WHEREAS, at a General Extraordinary Shareholders Meeting of Cinemex (the "General Shareholders Meeting") held on June 7, 2002, Cinemex's shareholders approved, among other things, a recapitalization of Cinemex (collectively, the "Recapitalization") consisting of each of the following steps: (i) conversion of each share of Common Stock (as defined below) then held by each Series P Shareholder into one share of Cinemex's Series P Preferred Stock (as defined below); (ii) conversion of each share of Common Stock then held by each of Adolfo Fastlicht Kurian and Miguel Angel Davila Guzman into one share of Cinemex's Series PRD Preferred Stock (as defined below); (iii) cancellation of each share of Common Stock issued and held immediately prior to the time of the Recapitalization in the treasury of Cinemex and reserved for subscription under Cinemex's employee stock option plan (the "ESOP") in exchange for the payment of $50'251,608.84 pesos in the aggregate (the "ESOP Payment");
(iv) cancellation of all shares of Common Stock then held in the treasury of Cinemex pending subscription; (v) termination of the Management Trust Agreement (as defined below) and the Existing Stockholders Agreement (as defined below); and (vi) amendment of Cinemex's bylaws to, among other things, eliminate any rights of first refusal, all other restrictions on transfer of shares of Cinemex's capital stock and all minority rights contained therein;

         B. WHEREAS, all steps of the Recapitalization were effected by Cinemex on June 7, 2002;

         C. WHEREAS, on June 13, 2002, each of the Type II Shareholders formed and transferred in trust property (propiedad fiduciaria) all of the shares of Series P Preferred Stock owned by them to the Concentration Trust for purposes of entering into this Agreement;

         D. WHEREAS, as of the date hereof, the Common Shareholder owns 100% of the issued and outstanding shares of Common Stock (the "Common Shares");

         E. WHEREAS, as of the date hereof, the Concentration Trust, for the benefit and on behalf of the Type II Shareholders, and the Type I Shareholders collectively own 2,002,384 shares of Series P Preferred Stock (the "Series P Preferred Shares");

         F. WHEREAS, simultaneously with the execution and delivery of this Agreement, USAC, Symphony Acquisition Vehicle, S.A. de C.V., a corporation organized under the laws of Mexico ("MAV"), and Cinemex have entered into that certain Stock Purchase Agreement (the "Hoyts Stock Purchase Agreement"), dated as of the date hereof, among MAV, USAC, Consolidated Press Holdings Limited (ACN 008 394 509) ("CPHL"), Hoyts Cinemas Ltd. (ACN 066 234 900) ("HCL"), Hoyts
European Holdings B.V. ("BV"), Hoyts Cinemas America Limited ("HCAL"), Stichting Administratiekantoor Strawinsky ("SAS"), Hoyts Emerging Territories, Ltd. ("HET"), Cinemas Hoyts de Mexico, S. de R.L. ("SRL, and collectively with CPHL, HCL, BV, HCAL, SAS and HET, "Hoyts") and Cinemex, pursuant to which, among other things, Buyers will indirectly acquire 1,137,963 shares of Series P Preferred Stock;

         G. WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyers have entered into that certain Inducement Agreement, dated as of the date hereof, among Buyers, MAV, Cinemex, Miguel Angel Davila Guzman and Adolfo Fastlicht Kurian (the "Inducement Agreement") pursuant to which Messrs. Davila and Fastlicht will, among other things, make representations and warranties to, and agree to indemnify and reimburse, Buyers and any affiliate thereof with respect to certain matters relating to Cinemex;

         H. WHEREAS, USLLC desires to purchase from the Series P Shareholders, and the Series P Shareholders desire to sell to USLLC, the Series P Preferred Shares, upon the terms and subject to the conditions set forth in this Agreement;

         I. WHEREAS, USAC desires to purchase from the Common Shareholder, and the Common Shareholder desires to sell to USAC, the Common Shares, upon the terms and subject to the conditions set forth in this Agreement; and

         J. WHEREAS, Onex Corporation and Oaktree Capital Management, LLC, as General Partner and/or Investment Manager of certain accounts and funds it manages, have delivered a commitment letter dated the date hereof under which they severally committed to make debt or equity contributions (or cause debt or equity contributions to be made) to Buyers in an aggregate amount equal to (and cause Buyers to apply the same to the satisfaction of) certain amounts payable by Buyers to the Shareholders under this Agreement.

         The parties, intending to be legally bound and based on the foregoing recitals, hereby agree to grant the following:

                                     CLAUSES

1.       DEFINITIONS.

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Accountants" shall mean Galaz, Gomez Morfin, Chavero, Yamazaki, S.C.

         "Adjustment Amount" shall mean the sum of Recent Capital Expenditures and the Net Assets/Liabilities, minus the sum of Estimated Net
Assets/Liabilities and Estimated Recent Capital Expenditures.

         "Advisors" shall have the meaning set forth in Section 6.1.

         "Affected Theatre" shall have the meaning set forth in Section 10.2(c)(i).

         "Agreement" shall have the meaning set forth in the first paragraph to this Agreement.

         "Ancillary Agreements" shall mean the Concentration Trust Agreement, the Noncompetition Agreements, the Common Shareholder Release, and each of the ancillary agreements to be delivered by the respective parties to the Inducement Agreement and the Hoyts Stock Purchase Agreement.

         "Applicable Contract" shall mean any Contract (a) under which any Cinemex Company has or may acquire any rights, (b) under which any Cinemex Company has or may become subject to any obligation or liability, or (c) by which any Cinemex Company or any of the assets owned or used by it is or may become bound.

         "Attributable Damages" shall mean, at any time, with respect to any Shareholder, the product of (i) the aggregate Damages for the matters described in Sections 10.2(a)(i), 10.2(a)(ii), 10.2(a)(iii), 10.2(a)(iv) or 10.2(a)(v) for
which Buyers are entitled to indemnification (without regard to Section 10.5) and (ii) such Shareholder's Percentage.

         "Balance Sheet" shall have the meaning set forth in Section 3.6.

         "Basket Amount" shall mean (i) with respect to any Shareholder, the product of (x) one and one-half percent (1.5%) of the Equity Value and (y) such Shareholder's Percentage, and (ii) with respect to Buyers, collectively, one and one-half percent (1.5%) of the Equity Value.

         "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to attempt to achieve such result as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or would require such Person to pay any consideration or otherwise incur any liability or obligation except where such consideration, liability or obligation is insubstantial and immaterial.

         "Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach or failure.

         "Buyer Indemnified Persons" shall have the meaning set forth in Section 10.2(a).

         "Buyers" shall mean USAC and USLLC, collectively.

         "BV" shall have the meaning set forth in the Recitals to this Agreement.

         "Cap Amount" shall mean (i) with respect to any Shareholder, the product of (x) twenty five percent (25%) of the Equity Value and (y) such Shareholder's Percentage and (ii) with respect to Buyers, collectively, twenty five percent (25%) of the Equity Value.

         "Capitalized Lease Obligations" shall mean an obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

         "Cinemex" shall have the meaning set forth in the first paragraph of this Agreement.

         "Cinemex Companies" shall mean Cinemex and its Subsidiaries, collectively.

         "Cinemex Indebtedness" shall mean (i) all obligations of the Cinemex Companies for borrowed money (including, without limitation, the principal amount outstanding under the Non-Revolving Credit Agreement, dated October 11, 2001, among Cadena Mexicana de Exhibicion, S.A. de C.V., BankBoston, N.A., General Electric Capital Corporation, Scotiabank Inverlat, S.A. and BBVA Bancomer, S.A. (which, as of the Closing Date, shall be valued at the average of the bid and ask peso/United States Dollar inter-bank exchange rate as agreed to by Cinemex and Buyers on the Closing Date) and any unpaid fees, interest and other amounts payable thereunder), (ii) all obligations of the Cinemex Companies evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Cinemex Companies to pay the deferred purchase price of property or services, except current trade accounts payable arising in the Ordinary Course of Business, (iv) all of the Cinemex Companies' Capitalized Lease Obligations, and (v) all obligations of the Cinemex Companies to reimburse or repay any bank or other Person in respect of amounts paid or available to be drawn under a letter of credit or banker's acceptance (each such obligation to be valued at the face amount of such instrument).

         "Cleanup" shall mean the cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions.

         "Closing" shall have the meaning set forth in Section 2.3.

         "Closing Balance Sheet" shall have the meaning set forth in Section 2.6(a).

         "Closing Cash Notional Payment" shall mean $2,750'000,000.00 pesos plus the Estimated Net Assets/Liabilities (if a positive number) or minus the absolute value of the Estimated Net Assets/Liabilities (if a negative number) plus the Estimated Recent Capital Expenditures.

         "Closing Date" shall mean the date on which the Closing takes place.

         "CMEX" shall mean CMEX Investors, L.P.

         "Common Shareholder" shall have the meaning set forth in the first paragraph of this Agreement.

         "Common Shareholder Release" shall have the meaning set forth in
Section 2.5(a)(iv).

         "Common Shares" shall have the meaning set forth in the Recitals to this Agreement.

         "Common Stock" shall mean Cinemex's "Series B" registered, common, with full voting rights, non-par value shares.

         "Competing Business" shall have the meaning set forth in Section 3.24.

         "Concentration Trust" shall mean the Irrevocable Trust Agreement No. F/47016-1, dated as of June 13, 2002, among the Concentration Trustee and each of the Type II Shareholders.

         "Concentration Trustee" shall have the meaning set forth in the first paragraph of this Agreement.

         "Confidentiality Agreement" shall mean the letter agreement, dated May 13, 2002, among Onex Investment Corp., Oaktree Capital Management, Cinemex and the other parties thereto.

         "Consent" shall mean any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

         "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement, and the following:

                  (a) the sale of the Common Shares by the Common Shareholder to USAC, and the purchase of the Common Shares by USAC from the Common Shareholder;

                  (b) the sale of the Series P Preferred Shares by the Series P Shareholders to USLLC, and the purchase of the Series P Preferred Shares by USLLC from the Series P Shareholders;

                  (c) the execution, delivery, and performance of the Ancillary Agreements by the respective parties thereto;

                  (d) the performance by Buyers and Shareholders of their respective covenants and obligations under this Agreement;

                  (e)      the Recapitalization;

                  (f) the execution, delivery and performance of the Hoyts Stock Purchase Agreement and the documents and agreements contemplated thereby by the parties thereto; and

                  (g) the execution, delivery and performance of the Inducement Agreement and the documents and agreements contemplated thereby by the parties thereto.

         "Contract" shall mean any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "CPHL" shall have the meaning set forth in the Recitals to this Agreement.

         "Damages" shall have the meaning set forth in Section 10.2(a).

         "Disruption" shall have the meaning set forth in Section 10.2(c)(i).

         "Encumbrance" shall mean any charge, claim, community property interest, condition, lien, option, pledge, mortgage, guaranty trust, easement, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental Law" shall mean any Mexican Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

                  (d) protecting resources, species or ecological amenities;

                  (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

                  (f) cleaning up pollutants that have been released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

                  (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "Equity Value" shall mean the sum of $2,750'000,000.00 pesos plus the Recent Capital Expenditures plus the Net Assets/Liabilities (if a positive number) or minus the absolute value of the Net Assets/Liabilities (if a negative number).

         "ESOP" shall have the meaning set forth in the Recitals to this Agreement.

         "ESOP Payment" shall have the meaning set forth in the Recitals to this Agreement.

         "Estimated Net Assets/Liabilities" shall have the meaning set forth in
Section 2.4.

         "Estimated Recent Capital Expenditures" shall have the meaning set forth in Section 2.4.

         "Existing Stockholders Agreement" shall mean that certain Amendment and Restated Stockholders Agreement, dated as of May 29, 1997, among JP Morgan International Capital Corp., CMEX, Cinemas Hoyts de Mexico, S. de R.L. de C.V. and certain other parties.

         "Facilities" shall mean any real estate property, leaseholds or other similar interests currently or formerly owned or operated by any Cinemex Company and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned, leased or operated by any Cinemex Company.

         "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is a child or grandchild of such individual's grandparents, and (iv) any other natural person who regularly resides with such individual.

         "GAAP" shall mean generally accepted accounting principles in Mexico.

         "General Shareholders Meeting" shall have the meaning set forth in the Recitals to this Agreement.

         "Governmental Authorization" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" shall mean any:

                  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign or other government;

                  (c) governmental authority of any nature (including any governmental agency, branch, department, official or entity, centralized or decentralized, commission, government owned or controlled entities and any court or other tribunal);

                  (d)      multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the

Environment, and any other act, business or operation that poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Cinemex Companies, as the case may be.

         "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant in amounts and concentrations which are regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and friable asbestos or friable asbestos-containing materials.

         "HCAL" shall have the meaning set forth in the Recitals to this Agreement.

         "HCL" shall have the meaning set forth in the Recitals to this Agreement.

         "HET" shall have the meaning set forth in the Recitals to this Agreement.

         "HSR Act" shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Hoyts" shall have the meaning set forth in the Recitals to this Agreement.

         "Hoyts Stock Purchase Agreement" shall have the meaning set forth in the Recitals to this Agreement.

         "Individual Adjustment Amount" shall have the meaning set forth in
Section 2.6(d)(i).

         "Inducement Agreement" shall have the meaning set forth in the Recitals to this Agreement.

         "Interim Balance Sheet" shall have the meaning set forth in Section
3.6.

         "JPM" shall mean JPMCC Belgium, SCA, and Sixty Wall Street Belgium, SCA, collectively.

         "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of performance of such individual's regular employment duties.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, general partner, executor or trustee of such Person (or in any similar capacity) has, or at any time prior to the Closing Date had, Knowledge of such fact or other matter.

         "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, decree, ordinance, regulation, statute or treaty.

         "Major Disruption" shall have the meaning set forth in Section 10.2(c)(ii).

         "Management Trust Agreement" shall mean that certain Trust Agreement No. F25234, dated as of March 24, 1995, among Cinemex, Miguel Angel Davila Guzman, Adolfo Fastlicht Kurian, Matthew D. Heyman and BBVA Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero, as trustee, as amended.

         "Material Adverse Effect" shall mean any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, assets, financial condition or results of operations of the Cinemex Companies, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect principally attributable to either of the following shall be disregarded: (i) general political, economic, business, industry or financial market conditions; and (ii) the taking of any action specifically required by this Agreement.

         "MAV" shall have the meaning set forth in the Recitals to this Agreement.

         "Mexican Governmental Authorization" shall mean any Governmental Authorization issued, granted, given or otherwise made available by or under the authority of any Mexican Governmental Body or pursuant to any Mexican Legal Requirement.

         "Mexican Governmental Body" shall mean any:

                  (a) Mexican federal, state, county, city, town, village, district or other jurisdiction of any nature;

                  (b) Mexican federal, state, local, municipal, or other government;

                  (c) Mexican governmental authority of any nature (including any governmental agency, branch, department, official or entity, centralized or decentralized, commission, government owned or controlled entities and any court or other tribunal);

                  (d) multi-national organization or body of which Mexico is a party; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature in Mexico.

         "Mexican Legal Requirement" shall mean any administrative order, constitution, law, decree, ordinance, regulation or statute enacted or promulgated by any Mexican Governmental Body.

         "Mexico" shall mean the United Mexican States.

         "Minor Disruption" shall have the meaning set forth in Section 10.2(c)(ii).

         "Net Assets/Liabilities" shall mean, with respect to the Cinemex Companies, as of the close of business on the Closing Date (unless another date is specified in this Agreement), (a) the sum of (i) current assets, (ii) long-term employee receivables and (iii) long-term creditable value added taxes, minus (b) all Cinemex Indebtedness and other current and deferred liabilities (including without limitation the amount of advance sales and any amounts payable in respect of the Shareholders' expenses to be paid by Cinemex in accordance with Section 11.1 unless such expenses are satisfied prior to the date as of which Net Assets/Liabilities is being determined), as shall be finally determined in accordance with Section 2.6. Net Assets/Liabilities may be a positive or negative number and shall be in pesos. For this purpose, there shall be taken into account $13'500,000 pesos in respect of liability for deferred income taxes and no amount in respect of short-term or long-term deferred income for advances by the Coca Cola Company. In determining Net Assets/Liabilities, (i) any funds advanced by Buyers or their affiliates (whether as loans, capital or similar contributions, amounts in respect of future capital increases or otherwise) shall be disregarded, (ii) the amount of the ESOP Payment shall, unless satisfied from current assets, prior to the date as of which Net Assets/Liabilities is being determined, be treated as a current liability and (iii) the receivable from certain of the Cinemex's shareholders (in the amount of $922,000 pesos as of May 31, 2002) shall be disregarded.

         "Net Assets/Liabilities Statement" shall have the meaning set forth in
Section 2.6(a).

         "Noncompetition Agreements" shall have the meaning set forth in Section 2.5(a)(iii).

         "Order" shall mean any award, decision, injunction, judgment, settlement, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business, of comparable size in terms of revenue, and similarly closely-held in terms of stock ownership, as such Person.

         "Organizational Documents" shall mean (a) the articles or certificate of incorporation, the by-laws or code of regulations, shareholder resolutions and transitory clauses of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership;
(d) the operating or limited liability company agreement and the certificate of formation of a limited liability company; (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

         "Overlap Period" means any taxable period beginning on or before and ending after the Closing Date.

         "Partly-Owned Person" shall mean, with respect to any Person, any corporation or other Person (other than a Subsidiary of the first Person) of which securities or other interests are held by such Person or one or more of its Subsidiaries.

         "Percentage" shall mean with respect to each Shareholder, the percentage set forth opposite such Shareholder's name under the caption "Percentage" in Schedule A hereto.

         "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "pesos" or "$" shall mean Mexican pesos, legal tender of Mexico (except where otherwise specifically indicated to be United States dollars).

         "Plans" shall have the meaning set forth in Section 3.13(a).

         "Post-Closing Adjustment Notice Date" shall have the meaning set forth in Section 2.6.

         "Post-Closing Representative" shall have the meaning set forth in
Section 2.6.

         "Post-Closing Tax Period" means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Overlap Period beginning immediately after the Closing Date and ending on the close of business of the last day of such Overlap Period.

         "Pre-Closing Tax Period" means (i) any taxable period ending on or before the close of business of the Closing Date and (ii) the portion of any Overlap Period beginning on the first day of such Overlap Period and ending on the close of business of the Closing Date.

         "Pre-Closing Taxes" shall mean the Taxes attributable to any Pre-Closing Tax Period.

         "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, commercial, labor, tax, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, arbitrator or other tribunal.

         "Projected Cash Flow" shall have the meaning set forth in Section 10.2(c)(ii).

         "Protest Notice" shall have the meaning set forth in Section 2.6(b).

         "Reallocated Matter" shall have the meaning set forth in Section 10.15.

         "Recapitalization" shall have the meaning set forth in the Recitals to this Agreement.

         "Recent Capital Expenditures" shall mean the aggregate amount of capital expenditures made by the Cinemex Companies subsequent to April 1, 2002 and through and including the Closing Date in the projects identified on
Schedule 3.9 solely to the extent that the cumulative total amount expended on such projects by the Cinemex Companies exceeds $74'500,000.00 pesos, as shall be determined in accordance with Section 2.6.

         "Refund Threshold" shall mean, at any time, 0.5% of the Equity Value, reduced by amounts of refunds of Pre-Closing Taxes previously received by any Cinemex Company and retained by it pursuant to the application of clause (ii) of
Section 10.10(a).

         "Related Person" shall mean, with respect to a particular individual:

                  (a)      each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause (b) or (c).

                  For purposes of this definition "Material Interest" shall mean direct or indirect beneficial ownership of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding shares or equity interests in a Person.

                  For purposes of this definition "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Release" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

         "Representative" shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

         "Required Shareholders" shall have the meaning set forth in Section
2.6.

         "Santa Fe Event" shall have the meaning set forth in Section
10.2(d)(i).

         "SAS" shall have the meaning set forth in the Recitals to this Agreement.

         "Selected Counsel" shall mean Chevez, Ruiz, Zamarripa y Cia, S.C. or, if that firm is unavailable, a law firm of comparable reputation and stature selected by Buyers and the Shareholders (acting in the manner provided in Section 10.15).

         "Series P Preferred Shares" shall have the meaning set forth in the Recitals to this Agreement.

         "Series P Preferred Stock" shall mean Cinemex's registered, preferred, Series "P" non par value shares.

         "Series P Shareholders" shall have the meaning set forth in the first paragraph of this Agreement.

         "Series PRD Preferred Stock" shall mean Cinemex's registered, preferred, with right to special dividend, redeemable, callable, Series "PRD" non-par value shares.

         "Shares" shall mean the Series P Preferred Shares and the Common Shares, collectively.

         "Shareholders" shall mean the Common Shareholder and the Series P Shareholders.

         "Shareholder Indemnified Persons" shall have the meaning set forth in
Section 10.3.

         "SRL" shall have the meaning set forth in the Recitals to this Agreement.

         "Subsidiary" shall mean, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         "Tax" shall mean any tax or contribution (including any income, transfer, capital gains, value-added, sales, property, gift, estate, excise, employment, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, withholding, social security, housing fund, savings retirement funds, profit sharing, unemployment, disability, use, registration, alternative minimum or add-on minimum, estimated or other tax of any kind whatsoever), levy, assessment, tariff, duty (including any customs duty), rights (including utilities) deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of or indemnification for or against payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

         "Tax Contest" shall have the meaning set forth in Section 10.10(d)(i).

         "Tax Return" shall mean any return (including any information return), report (including by authorized external accountant), statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof.

         "Threatened" - a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

         "Transfer Tax" shall mean any sale, use, transfer, excise or similar Tax imposed on any transfer of stock that is consummated as part of the Contemplated Transactions. Transfer Tax shall not include any income or gross receipts Tax imposed on any Shareholder, whether directly or through a withholding mechanism.

         "Type I Shareholders" shall mean each of the Shareholders identified on Schedule A as a Type I Shareholder.

         "Type II Shareholder" shall have the meaning set forth in the first paragraph of this Agreement.

         "United States" shall mean the United States of America, including the commonwealths, territories and possessions thereof.

         "USAC" shall have the meaning set forth in the first paragraph of this Agreement.

         "USLLC" shall have the meaning set forth in the first paragraph of this Agreement.

2.       PURCHASE, SALE AND TRANSFER OF SHARES; CLOSING.

         2.1 PURCHASE AND SALE OF SHARES. Subject to the satisfaction of the conditions to each party's obligations set forth in Sections 7 and 8 (or, with respect to any condition not satisfied, the waiver thereof by the party or parties for whose benefit the condition exists), at the Closing, (a) the Common Shareholder shall sell, transfer and deliver to USAC, and USAC shall purchase and acquire from the Common Shareholder, the Common Shares, free and clear of all Encumbrances (other than those created or placed thereon by Buyers) and (b) each of the Series P Shareholders shall sell, transfer and deliver to USLLC, and USLLC shall purchase and acquire from such Series P Shareholders, the number of shares of Series P Preferred Shares set forth opposite its name on Schedule A, free and clear of all Encumbrances (other than those created or placed thereon by Buyers).

         2.2 PURCHASE PRICE. The purchase price for the Shares sold by any Shareholder shall be the product of (a) the Equity Value and (b) such Shareholder's Percentage.

         2.3 CLOSING. The purchase and sale provided for in this Agreement (the "Closing") shall take place at the offices of Franck, Galicia y Robles, S.C., at 10:00 a.m. (local time) on June 19, 2002 or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale contemplated by this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4 ESTIMATED NET ASSETS/LIABILITIES AND RECENT CAPITAL EXPENDITURES. Cinemex has prepared and delivered to Buyers a statement setting forth its good faith estimate of the Net Assets/Liabilities as of May 31, 2002, minus estimated legal expenses through the Closing of $9'685,000 pesos (the "Estimated Net Assets/Liabilities"), which amount is equal to $(634'892,058) pesos and its good faith estimate of Recent Capital Expenditures through the Closing Date (the "Estimated Recent Capital Expenditures"), which amount is $52'975,537.51 pesos. For the avoidance of doubt, the reference in the preceding sentence to $(634'892,058) pesos is to a negative number.

         2.5      CLOSING OBLIGATIONS. At the Closing:

                  (a)      Buyers shall receive:

                           (i) certificates representing the Shares, duly endorsed in property for transfer to the applicable Buyer;

                           (ii) from Cinemex, copies of the instructions to the Secretary of Cinemex's board of directors to make the necessary notations in the stock registry book of Cinemex, reflecting the transfer of the Shares and the recordation of the applicable Buyer as shareholder of Cinemex;

                           (iii)    a noncompetition agreement in the form of
         Exhibit 2.5(a)(iii)-A, executed by the Common Shareholder and a competition agreement in the form of

         Exhibit 2.5(a)(iii)-B, executed by the Common Shareholder (collectively, the "Noncompetition Agreements");

                           (iv) a release in the form of Exhibit 2.5(a)(iv), executed by the Common Shareholder (the "Common Shareholder Release");

                           (v)      a true and complete copy of the
         Concentration Trust duly executed and delivered by all of the parties thereto;

                           (vi) an opinion of Ritch, Heather y Mueller, S.C., dated the Closing Date, in the form of Exhibit 2.5(a)(vi);

                           (vii) a certificate executed by Cinemex as to the accuracy of the representations and warranties as provided in Section
         7.1 and as to performance the of covenants as provided in Section 7.2; and

                           (viii) certificates of the Secretary of each Cinemex Company's board of directors as to the legal existence of each Cinemex Company in Mexico.

                  (b)      Buyers (or their designees) will:

                           (i) pay to each Shareholder an amount equal to the product of (x) such Shareholder's Percentage and (y) the Closing Cash Notional Payment; provided, that the Concentration Trustee shall, as provided for in the Concentration Trust, maintain in deposit 10% of the amount payable to it in accordance with the terms of the Concentration Trust to guarantee the indemnification obligation assumed by the Type II Shareholders under this Agreement;

                           (ii) deliver to the Shareholders an opinion of Creel, Garcia - Cuellar y Muggenburg, S.C., in the form of Exhibit 2.5(b)(ii);

                           (iii) deliver to the Shareholders an opinion of Kaye Scholer LLP, dated as of the Closing Date, in the form of Exhibit 2.5(b)(iii); and

                           (iv) deliver to the Shareholders a certificate executed by each Buyer as to the accuracy of the representations and warranties as provided in Section 8.1 and as to performance the of covenants as provided in Section 8.2.

         2.6      POST-CLOSING PRICE ADJUSTMENT.

                  (a) Not later than thirty (30) days after the Closing Date, Buyers shall prepare and deliver to the Type I Shareholders and the Concentration Trust a balance sheet of the Cinemex Companies as of the close of business on the Closing Date (the "Closing Balance Sheet") which shall be prepared in accordance with GAAP and consistent with Cinemex's past practices. Simultaneously with the delivery of the Closing Balance Sheet, Buyers shall also prepare and deliver to the Type I Shareholders and the Concentration Trust a statement (the "Net Assets/Liabilities Statement") setting forth Buyers' calculation of the Net Assets/Liabilities derived from the Closing Balance Sheet and of Recent Capital Expenditures. The Post-Closing

Representative (as defined below) and any attorneys, accountants and other representatives retained by the Post-Closing Representative will be given reasonable access to the Cinemex Companies' books and records and work papers during reasonable business hours for purposes of evaluating the Net Assets/Liabilities Statement and Buyers' calculation of Recent Capital Expenditures and confirming their accuracy.

                  (b) Within thirty (30) business days after Buyers' delivery of the Net Assets/Liabilities Statement (the date of such delivery, the "Post-Closing Adjustment Notice Date"), the Post-Closing Representative may deliver written notice (the "Protest Notice") to Buyers of any objections, and the basis therefor, which Shareholders may have to the Net Assets/Liabilities Statement and to Buyers' calculation of Recent Capital Expenditures. The failure of the Post-Closing Representative to deliver such Protest Notice within the prescribed time period will constitute the Shareholders' acceptance of the Net Assets/Liabilities Statement and to Buyers' calculation of Recent Capital Expenditures for purposes of determining the Adjustment Amount hereunder.

                  (c) If Buyers and the Post-Closing Representative are unable to resolve any disagreement with respect to the Net Assets/Liabilities Statement or Buyers' calculation of Recent Capital Expenditures within twenty
(20) days following the receipt of the Protest Notice, then the items in dispute will be referred to the Accountants for final determination within forty-five
(45) days, which determination shall be final and binding on Buyers and the Shareholders. Buyers, on the one hand, and the Shareholders, on the other hand, shall each bear one-half of the product of (i) the fees and expenses of the Accountants and (ii) the sum of the Percentages of the Shareholders.

                  (d) If, following final determination of the Net Assets/Liabilities and the calculation of Recent Capital Expenditures in accordance with this Section 2.6, the Adjustment Amount is positive, then Buyers (or their designees) shall promptly pay to each Shareholder an amount in cash equal to the product of (A) the Adjustment Amount and (B) such Shareholder's Percentage (with respect to any Shareholder, the absolute value thereof is such Shareholder's "Individual Adjustment Amount").

                  (e) If, following final determination of the Net Assets/Liabilities and of the calculation of Recent Capital Expenditures in accordance with this Section 2.6, the Adjustment Amount is negative, then each Shareholder shall promptly pay to USLLC (or, in the case of the Common Shareholder, to USAC) an amount equal to the such Shareholder's Individual Adjustment Amount.

                  (f) The "Post-Closing Representative" shall mean the Person appointed by JPM, Hoyts, CMEX and two of Messrs. Matthew D. Heyman, Miguel Angel Davila Guzman and Adolfo Fastlicht Kurian (or in the event that any of such individuals shall have died or become disabled, such individual's duly appointed Representative(s)) (collectively, the "Required Shareholders") and designated as such in a written notice by the Required Shareholders. In the event that Buyers shall not have received such notice on or prior to the Post-Closing Adjustment Notice Date, the Post-Closing Representative shall be Matthew D. Heyman.

                  (g) If the Post-Closing Representative dies, becomes incapacitated so that he is unable to perform his responsibilities hereunder or resigns from such position or is removed by the Required Shareholders, then the Required Shareholders shall designate a Person to act as successor within 10 days after such death, incapacity, resignation or removal, and notify Cinemex and the Buyers in writing of such replacement within 10 days after the designation of such Person. In the event that Buyers shall not have received such notice within such 10-day period, the Post-Closing Representative shall be selected by the Accountants.

                  (h) Each of the Buyers and Cinemex shall be entitled to rely conclusively and exclusively upon the notices, instructions, waivers and consents given by or of the Post-Closing Representative, as to any matter described in Section 2.6, as being the binding acts of the Shareholders and may disregard any notice or instructions of any Shareholder (other than the Post-Closing Representative) with respect thereto. No party hereto shall have any cause of action against either Buyer or Cinemex for any action taken by either Buyer or Cinemex in reliance upon the notices, instructions, waivers, consents or decisions of the Post-Closing Representative.

                  (i) The Post-Closing Representative and each successor Post-Closing Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of any gross negligence or willful misconduct by the Post-Closing Representative, (C) may act upon any instrument or signature believed by the Post-Closing Representative to be genuine and may assume that any Person purporting to give any notice or instruction hereunder or under any other related document, certificate, instrument or agreement believed by the Post-Closing Representative to be authorized has been authorized to do so, and (D) shall be promptly reimbursed by the Shareholders, pro rata in proportion to such Shareholders' Percentage, for actions taken by the Post-Closing Representative in accordance with his duties hereunder.

                  (j) Each Shareholder, separately and not jointly or severally, will indemnify and hold harmless the Post-Closing Representative for, and will pay to the Post-Closing Representative the amount of, any such Shareholder's Percentage of the amount of any Damages arising, directly or indirectly, from or in connection with any undertaking, act or omission (or alleged act or omission) of the Post-Closing Representative in accordance with this Section 2.6 of this Agreement.

                  (k) The provisions of this Section 2.6 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with this Agreement or any of the Contemplated Transactions.

                  (l) The provisions of this Section 2.6 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each of the Shareholders, and any references in this Agreement to a Shareholder shall mean and include the successors to the rights of each of such Shareholder.

                  (m) The Post-Closing Representative under this Agreement shall always be the same Person as the post-closing representative under the Hoyts Stock Purchase Agreement and under the Inducement Agreement, and each action taken by the Post-Closing Representative under this Agreement shall be consistent with the actions taken by the post-closing representative under the Hoyts Stock Purchase Agreement and under the Inducement Agreement.

         2.7 MANNER OF PAYMENT. All payments under this Section 2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less then forty-eight (48) hours prior to the time for such payment.

3.       REPRESENTATIONS AND WARRANTIES OF CINEMEX.

         Cinemex represents and warrants to Buyers:

         3.1 ORGANIZATION. Schedule 3.1 sets forth a complete and accurate list of the Cinemex Companies (including the identity of each stockholder or other equity holder and the number of shares of capital stock held by each). Each Cinemex Company is a corporation duly organized and validly existing under the laws of Mexico, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations under the Applicable Contracts. Cinemex holds interests in each Partly-Owned Person as set forth in Schedule 3.1.

         3.2      AUTHORITY; NO CONFLICT.

                  (a) The execution, delivery and performance by Cinemex of this Agreement, the Inducement Agreement, the Hoyts Stock Purchase Agreement and each of the Ancillary Agreements to which Cinemex is a party and the consummation and performance by Cinemex of the Contemplated Transactions have been duly authorized by all necessary action on the part of Cinemex. This Agreement, the Ancillary Agreements to which Cinemex is a party, the Hoyts Stock Purchase Agreement and the Inducement Agreement constitute the legal, valid and binding obligations of Cinemex, enforceable against Cinemex in accordance with their terms. Cinemex has the absolute and unrestricted right, power and authority to execute and deliver this Agreement, the Ancillary Agreements to which Cinemex is a party, the Hoyts Stock Purchase Agreement and the Inducement Agreement and to perform its obligations hereunder and thereunder.

                  (b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement, the Ancillary Agreements to which Cinemex is a party, the Hoyts Stock Purchase Agreement and the Inducement Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of the Cinemex Companies, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders of any Cinemex Company;

                           (ii) contravene, conflict with, or result in a violation of any Mexican Legal Requirement or any Order to which any Cinemex Company, or any of the assets owned or used under legal title by any Cinemex Company, may be subject;

                           (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Mexican Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Mexican Governmental Authorization that is held by any Cinemex Company or that otherwise relates to the business of, or any of the assets owned or used by, any Cinemex Company;

                           (iv) cause any Cinemex Company to become subject to, or to become liable for the payment of, any Mexican Tax;

                           (v) cause any of the assets owned by any Cinemex Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                           (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract listed on Schedule 3.17(a); or

                           (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used under legal title by any Cinemex Company.

         Except as set forth in Schedule 3.2, no Cinemex Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

         3.3      CAPITALIZATION AS OF IMMEDIATELY PRIOR TO THE
RECAPITALIZATION.

         As of immediately prior to the Recapitalization, the authorized capital stock of Cinemex consisted of 4,381,498 shares of Common Stock, of which 3,801,449 shares of Common Stock were issued and outstanding. Cinemex's stock registry book reflects that, as of immediately prior to the Recapitalization, each Person named on Schedule 3.3 was the holder of the shares of Common Stock set forth opposite such Person's name on Schedule 3.3 (in the amounts indicated on Schedule 3.3. All of the shares of each Cinemex Company issued and outstanding as of immediately prior to the Recapitalization were duly authorized and validly issued and were fully paid and nonassessable.

         3.4      RECAPITALIZATION.

                  (a) Each step of the Recapitalization (i) was effected by Cinemex on June 7, 2002, pursuant to the General Shareholders Meeting, (ii) was duly authorized by all necessary action on the part of Cinemex and its shareholders, (iii) did not contravene, conflict with, or result in a violation of (1) any provision of Cinemex's Organizational Documents, or (2) any resolution adopted by Cinemex's board of directors or its shareholders and (iv) did not contravene, conflict with, or result in a violation of any Mexican Legal Requirement or any Order to which any Cinemex Company, was subject. A true and complete copy of Cinemex's bylaws as amended in the Recapitalization is attached to Schedule 3.4.

                  (b) The General Shareholders Meeting was duly called as instructed by Cinemex's board of directors and complied with all provisions of Cinemex's Organizational Documents and all Mexican Legal Requirements. A true and correct copy of the minutes of the General Shareholders Meeting is attached to Schedule 3.4.

         3.5      CURRENT CAPITALIZATION.

         After giving effect to the Recapitalization and at all times thereafter through the Closing:

                  (a) The authorized capital stock of Cinemex consists of 209,773 shares of Common Stock, 3,140,347 shares of Series P Preferred Stock, and 426,121 shares of Series PRD Preferred Stock, all of which are issued and outstanding. Schedule 3.5(a) contains an accurate and complete list of all of the holders of the Common Stock, the Series P Preferred Stock and the Series PRD Preferred Stock (including the number (and type) of shares held by each such holder). Cinemex's stock registry book reflects that each Person named on
Schedule 3.5(a) is the holder of the shares of Common Stock, Series P Preferred Stock or Series PRD Preferred Stock, as the case may be, set forth opposite such Person's name on Schedule 3.5(a) (in the amounts indicated on Schedule 3.5(a)), and no Encumbrances on such shares of capital stock are recorded on such stock registry book. All of the shares of the Cinemex Companies have been duly authorized and validly issued and are fully paid and nonassessable.

                  (b) Cinemex's stock registry book does not reflect that there are any Contracts relating to the issuance, sale or transfer of any equity securities of any Cinemex Company or the repurchase, redemption or other acquisition of any equity securities of any Cinemex Company. There are no Contracts to which any Cinemex Company is a party relating to the issuance, sale or transfer of any equity securities of any Cinemex Company or the repurchase, redemption or other acquisition of any equity securities of any Cinemex Company. Cinemex's stock registry book does not reflect any options, warrants, convertible securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give the holder any right to acquire shares of capital stock of any Cinemex Company or to receive payments based in whole or in part upon the value of the capital stock of any Cinemex Company. There are no options, warrants, convertible securities or rights to which any Cinemex Company is a party that are or may become exercisable or exchangeable for, convertible into, or that otherwise give the holder any right to acquire shares of capital stock of any Cinemex Company or to receive payments based in whole or in part upon the value of the capital stock of any Cinemex Company. None of the equity securities of Cinemex were issued in violation of any Mexican Legal Requirement. Except as set forth in Schedule 3.5(b), no Cinemex Company owns, or has any Contract to acquire, any equity securities of any Person (other than any Subsidiary of Cinemex) or any direct or indirect equity or ownership interest in any other business.

         3.6 FINANCIAL STATEMENTS. Cinemex has delivered to Buyers: (a) audited consolidated balance sheets of the Cinemex Companies as of December 31, 2001 (the "Balance Sheet") and the related audited consolidated statements of income, retained earnings and cash flow for the fiscal year then ended, together with the notes thereto and the report thereon by Ruiz Urquiza y Cia, S.C., independent certified public accountants, (b) audited consolidated balance sheets of the Cinemex Companies as of December 31 in each of the years 1997 through 2000 and the related audited consolidated statements of income, retained earnings and cash flow for each of the fiscal years then ended, together with the notes thereto and the report thereon by Ruiz Urquiza y Cia, S.C., independent certified public accountants, and (c) the unaudited consolidated balance sheet and statement of income of the Cinemex Companies as at March 31, 2002 (the "Interim Balance Sheet"). Such financial statements and notes fairly present the financial condition and the results of operations and, where provided, cash flows of the Cinemex Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and to the absence of footnotes; the financial statements referred to in this Section 3.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Cinemex Companies are required by GAAP to be included in the consolidated financial statements of Cinemex. Attached to Schedule 3.6 are the Cinemex Companies' consolidated financial statements as of May 31, 2002.

         3.7 BOOKS AND RECORDS. Except as set forth in Schedule 3.7, the minute books, stock registry books, capital variations books and other corporate records of the Cinemex Companies, all of which have been made available to Buyers are complete and correct in all material respects. Except as set forth on
Schedule 3.7, the minute books of the Cinemex Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors (or similar governing bodies) and committees of the boards of directors (or similar governing bodies) of the Cinemex Companies, and no meeting of any such stockholders, board of directors (or similar governing body) or committees has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Cinemex Companies or its Mexican counsel.

         3.8 TITLE TO PROPERTIES; ENCUMBRANCES. Schedule 3.8 contains a complete and accurate list of all real estate property, leaseholds or other similar interests owned by any Cinemex Company. Cinemex has made available to Buyers copies of the deeds and other instruments by which the Cinemex Companies acquired such real estate property and other interests. The Cinemex Companies own (with good and marketable title in the case of real estate property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real estate property, personal property or mixed and whether tangible or intangible) that they purport to own. Except as set forth in
Schedule 3.8, all material properties and assets owned by Cinemex are free and clear of all Encumbrances and are not, in the case of real estate property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, with respect to all such material properties and assets, (a) mortgages, guaranty trusts or security interests, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current Taxes not yet due, (c) Encumbrances or minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereto, or materially impairs the operations of any Cinemex Company, and (d) with respect to real estate property, zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants and structures owned by the Cinemex Companies lie wholly within the boundaries of the real estate property owned or leased by the Cinemex Companies and do not encroach upon the property of, or, except as set forth on Schedule 3.8 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, otherwise conflict with the property rights of any other Person.

         3.9 CONDITION AND SUFFICIENCY OF ASSETS, RECENT CAPITAL EXPENDITURES. (a) To Cinemex's Knowledge, except as set forth in Schedule 3.9, the buildings, plants, structures and equipment of the Cinemex Companies are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs other than maintenance and repairs consistent in nature and cost with the maintenance and repairs made by the Cinemex Companies in the Ordinary Course of Business during the 12-month period preceding the Closing Date.

                  (b) Except as set forth on Schedule 3.9, as of May 31, 2002 the Cinemex Companies have made no capital expenditures subsequent to April 1, 2002 on the projects identified on Schedule 3.9 which, when aggregated with the cumulative total amount expended on such projects by the Cinemex Companies, causes the total amount expended on such projects to exceed $74'500,000.00 pesos.

         3.10 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3.10, the Cinemex Companies have no liabilities or obligations of any nature that would be required to be reflected or disclosed on the Balance Sheet or in the notes thereto under GAAP, except for (a) liabilities or obligations reflected or reserved against in the Balance Sheet or in the notes thereto or the Interim Balance Sheet and (b) current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.11     TAXES.

                  (a) The Cinemex Companies have filed or caused to be filed on a timely basis all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Mexican Legal Requirements. Cinemex has delivered or made available to Buyers copies of all such Tax Returns filed since 1998. The Cinemex Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Cinemex Company, except such Taxes, if any, as are listed in Schedule 3.11 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                  (b) All deficiencies proposed as a result of audits of such Tax Returns have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings. No Cinemex Company has been informed of any pending audit relating to any

Cinemex Company or any Tax Return of any Cinemex Company. Except as described in
Schedule 3.11, no Cinemex Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations which remain in effect relating to the payment of Taxes of any Cinemex Company or for which any Cinemex Company may be liable.

                  (c) The charges, accruals, and reserves with respect to all material Taxes on the books of the Cinemex Companies as a whole are adequate (determined in accordance with GAAP) and fairly approximate the Cinemex Companies' liability for Taxes accrued as of the date hereof. To the Knowledge of Cinemex, there exists no written (or, within the past 12 months, any other) proposed tax assessment against any Cinemex Company except as disclosed in the Balance Sheet or in Schedule 3.11. All Taxes that any Cinemex Company is or was required by Mexican Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (d) All Tax Returns filed by (or that include on a consolidated basis) any Cinemex Company, as amended, are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by any Cinemex Company (other than to, or on behalf of, another Cinemex Company) after the Closing Date.

                  (e) Except as set forth on Schedule 3.11, no Cinemex Company is currently the beneficiary of any extension of time within which to file any material Tax Return. Except as set forth in Schedule 3.11, to the Knowledge of Cinemex, no written (or, within the last 12 months, any other) claim has ever been made to any Cinemex Company by any authority in a jurisdiction where any Cinemex Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction in any material respect.

         3.12 NO MATERIAL ADVERSE EFFECT. Since the date of the Balance Sheet, there has not been any Material Adverse Effect.

         3.13     EMPLOYEE BENEFITS.

                  (a)      Except as provided by law or as set forth in Schedule
3.13 hereto, none of the Cinemex Companies is a party to or bound by (i) any Contracts with any of the members of the Board of Directors of any Cinemex Company; or (ii) any bonus, deferred compensation, severance pay, profit sharing, pension, retirement, stock purchase, stock option, insurance (including life, retirement, medical, dental or other insurance), or other material plans, fringe benefit or any other employee benefit plan, whether formal or informal, relating to any Cinemex Company, except for the payment of bonuses, deferred compensation, severance amounts or fringe benefits to individual employees in the Ordinary Course of Business that are determined or made on an individual basis and are not generally available to (and which do not create any obligation to) other employees or groups of employees of any Cinemex Company (collectively, the "Plans"). With respect to each Plan, true, correct and complete copies of each material document related to such Plan (including without limitation, agreement, trust, insurance contract, arrangement, and each amendment thereto) have been made available or have been delivered to Buyers.

            (b) Each Cinemex Company has performed and complied in all material respects with all of their obligations under and with respect to the Plans, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and each of the Plans has, at all times, in form, operation and administration complied in all material respects with its terms and all other applicable Mexican Legal Requirements.

      3.14 COMPLIANCE WITH MEXICAN LEGAL REQUIREMENTS; MEXICAN GOVERNMENTAL AUTHORIZATIONS.

            (a) Except as set forth in Schedule 3.14 or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

                  (i) each Cinemex Company is, and at all times since January 1, 2000 has been, in compliance with each Mexican Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership, possession, or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Cinemex Company of, or a failure on the part of any Cinemex Company to comply with, any Mexican Legal Requirement, or (B) may give rise to any obligation on the part of any Cinemex Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature required under any Mexican Legal Requirement; and

                  (iii) no Cinemex Company has received, at any time since January 1, 2000, any notice or other written communication from any Mexican Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Mexican Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of any Cinemex Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) Each Cinemex Company holds all Mexican Governmental Authorizations required to be held by such Cinemex Company (and such Mexican Governmental Authorizations are valid and in full force and effect) except where the failure to hold such Mexican Governmental Authorizations would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in Schedule 3.14 or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

                  (i) each Cinemex Company is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Mexican Governmental Authorization held by such Cinemex Company;

                  (ii) no Cinemex Company has received, at any time since January 1, 2000, any notice or other written communication from any Mexican Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Mexican Governmental Authorization held by such Cinemex Company, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Mexican Governmental Authorization held by such Cinemex Company;

                  (iii) all applications required to have been filed for the renewal of the Mexican Governmental Authorizations held by any Cinemex Company have been duly filed on a timely basis with the appropriate Mexican Governmental Bodies, and all other filings required to have been made with respect to such Mexican Governmental Authorizations have been duly made on a timely basis with the appropriate Mexican Governmental Bodies; and

                  (iv) the Cinemex Companies collectively hold all Mexican Governmental Authorizations necessary to permit them to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit them to own and use their assets in the manner in which they currently own and use such assets.

            (c) Except as set forth on Schedule 3.14, the Cinemex Companies collectively hold all Mexican Governmental Authorizations the failure to hold of which (i) could reasonably be expected to lead to the temporary or permanent closure of any motion picture theater, or the principal concession operation of any motion picture theater, owned or operated by any Cinemex Company or (ii) could reasonably be expected to render unlawful the operation of any motion picture theater, or the principal concession operation of any motion picture theater, owned or operated by any Cinemex Company.

      3.15 LEGAL PROCEEDINGS; ORDERS.

            (a) Except as set forth in Schedule 3.15, there are no pending
Proceedings:

                  (i) that have been commenced by or against any Cinemex Company or that would otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

                  (ii) that challenge, or that would, individually or in the aggregate, reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

      To the Knowledge of Cinemex, no such Proceedings have been Threatened. Cinemex has made available to Buyers copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.15.

            (b) Except as set forth in Schedule 3.15:

                  (i) there is no Order to which any of the Cinemex Companies, or any of the assets owned or used under legal title by any Cinemex Company, is subject; and

                  (ii) to the Knowledge of Cinemex, no officer, director, agent or key employee of any Cinemex Company is subject to any Order that prohibits such officer, director, agent or key employee from engaging in or continuing any conduct, activity or practice material to the business of any Cinemex Company.

            (c) Except as set forth in Schedule 3.15:

                  (i) each Cinemex Company is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned, leased, or used under legal title by it, is or has been subject, subject to such exceptions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

                  (ii) no Cinemex Company has received, at any time since January 1, 2000, any notice or other communication (oral or written) from any Mexican Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any Cinemex Company, or any of the assets owned or used under legal title by any Cinemex Company, is or has been subject, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Schedule 3.16, since the date of the Balance Sheet, the Cinemex Companies have conducted their businesses only in the Ordinary Course of Business and there has not been, other than as part of the Recapitalization, any:

            (a) change in any Cinemex Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Cinemex Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Cinemex Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (b) amendment to the Organizational Documents of any Cinemex
Company;

            (c) payment or increase by any Cinemex Company of any bonuses, salaries, or other compensation to any stockholder, director, officer (except for payment at the rates in effect on the date of the Balance Sheet, or except in the Ordinary Course of Business) employee, or entry into any employment, severance or similar Contract with any director, officer or employee;

            (d) adoption of, or increase in the payments to or benefits under, any Plan;

            (e) damage to or destruction or loss of any asset or property of any Cinemex Company, whether or not covered by insurance, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

            (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, lease, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Cinemex Company of at least $2'500,000 pesos (excluding film Contracts, screen advertising Contracts having a duration of less than one year, internet provider Contracts and, solely in the case of the entering into of Contracts, the other Contracts disclosed on Schedule 3.17(a));

            (g) sale (other than sales of inventory in the Ordinary Course of Business and sales or other dispositions of equipment deemed surplus, obsolete or no longer necessary to the business of any Cinemex Company), lease or other disposition of any material asset or property of any Cinemex Company or mortgage, pledge or imposition of any Encumbrance on any material asset or property of any Cinemex Company, including the sale, lease or other disposition of any material intellectual property;

            (h) cancellation or waiver of any claims or rights with, to Cinemex's Knowledge, a value to any Cinemex Company in excess of $1'000,000 pesos;

            (i) change in the accounting methods used by any Cinemex Company; or

            (j) agreement, whether oral or written, by any Cinemex Company to do any of the foregoing.

      3.17 CONTRACTS; NO DEFAULTS.

            (a) Schedule 3.17(a) contains a complete and accurate list, and Cinemex has, in the case of written Contracts, made available to Buyers true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more of the Cinemex Companies of an amount or value in excess of $1'000,000 pesos (excluding Contracts that are terminable by a Cinemex Company without penalty or cost to the Cinemex Companies in excess of $1'000,000 pesos);

                  (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or other liabilities and/or receipts of one or more of the Cinemex Companies in excess of $1'000,000 pesos (excluding Contracts that are terminable by a Cinemex Company without penalty or cost to the Cinemex Companies in excess of $1'000,000 pesos);

                  (iii) each loan agreement, promissory note, bond, letter of credit or other Applicable Contract evidencing Cinemex Indebtedness or any guarantee or similar obligation of any Cinemex Company with respect to indebtedness for borrowed money or any other similar payment obligation of any Person (other than any Cinemex Company);

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other similar interest in, any real or personal property (except any personal property lease having payments of less than $1'000,000 pesos and with a term of less than one (1) year);

                  (v) each material licensing agreement or other material Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any intellectual property other than (x) any licensing agreements or other Applicable Contracts entered into by any Cinemex Company in the Ordinary Course of Business which primarily relate to the exhibition by such Cinemex Company of a particular motion picture or (y) "shrink-wrap" or other software licenses generally available from commercial venders or retailers which do not require ongoing royalty payments;

                  (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (vii) each joint venture, partnership, and other similar Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Cinemex Company with any other Person, excluding Contracts entered into in the Ordinary Course of Business by a Cinemex Company;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Cinemex Company or any affiliate of any Cinemex Company or limit the freedom of any Cinemex Company or any affiliate of any Cinemex Company to engage in any line of business or to compete with any Person or in any territory;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, excluding Contracts entered into in the Ordinary Course of Business by a Cinemex Company;

                  (x) other than those held by Messrs. Davila, Fastlicht and Heyman, each power of attorney for (A) acts of ownership, (B) acts of management or (C) to subscribe or execute negotiable instruments, in each case, that is currently effective and outstanding and which will not be terminated prior to the Closing;

                  (xi) each Applicable Contract under which a Cinemex Company is committed for individual capital expenditures in excess of $2'500,000 pesos or aggregate capital expenditures in excess of $10'000,000 pesos;

                  (xii) each employment, consulting or other similar Applicable Contract with employees or consultants of any Cinemex Company remaining in effect after the Closing Date and which are not terminable at the will of the applicable Cinemex Company without cost or liability to any Cinemex Company; and

                  (xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

            (b) Except as set forth in Schedule 3.17(b) to the Knowledge of Cinemex no officer, director, agent, key employee, consultant or contractor of any Cinemex Company is bound by any Contract that purports to limit the ability of such officer, director, agent, key employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice material to the business of any Cinemex Company, or (ii) assign to any Cinemex Company or to any other Person any rights to any invention, improvement or discovery.

            (c) Except as set forth in Schedule 3.17(c), each Contract required to be identified in Schedule 3.17(a) is in full force and effect and is valid and enforceable against the Cinemex Company party thereto in accordance with its terms.

            (d) Except as set forth in Schedule 3.17(d):

                  (i) each Cinemex Company is, and at all times since January 1, 2002 has been, in substantial compliance with all material terms and requirements of each material Contract identified on Schedules 3.17(a);

                  (ii) to the Knowledge of Cinemex, each other Person that has any material obligation or liability under any material Contract identified or required to be identified on Schedule 3.17(a) is, and at all times since January 1, 2002 has been, in substantial compliance with all material terms and requirements of such Contract;

                  (iii) to the Knowledge of Cinemex, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give (x) any Person other than a Cinemex Company or (y) to the Knowledge of Cinemex, any Cinemex Company the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract identified on Schedule 3.17(a);

                  (iv) no Cinemex Company has given to or received from any other Person, any notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any material Contract on Schedule 3.17(a); and

                  (v) there are no pending renegotiations of, current attempts to renegotiate, or outstanding rights to renegotiate any material terms and conditions or material amounts paid or payable to any Cinemex Company under any of the material Contracts identified on Schedule 3.17(a) with any Person and no such Person has made written demand for such renegotiation.

      3.18 INSURANCE. Schedule 3.18 contains a complete list of all of the Cinemex Companies' policies of insurance in effect as of the date hereof. All of such policies are in full force and effect, and there is no default (beyond any applicable grace or cure period) with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any liability policy in a timely fashion or in the manner or detail required by such liability policy such that the Cinemex Companies' rights to insurance recovery under such policies would be prejudiced thereby in any material respect. Cinemex has delivered or made available copies of all such policies to Buyers. Except as set forth in
Schedule 3.18, there are no overdue and unpaid premiums or claims, and no retroactive or retrospective premium adjustments with respect to such policies, and no notice of cancellation or nonrenewal has been received by any Cinemex Company with respect to, or disallowance of any claim under, any such policy.

      3.19 ENVIRONMENTAL MATTERS.

            (a) Except as set forth in Schedule 3.19:

                  (i) Each Cinemex Company is in material compliance with all Environmental Laws;

                  (ii) no Cinemex Company has made, caused or contributed to any Release of Hazardous Materials in violation of any Environmental Law;

                  (iii) (A) none of the operations or business of any Cinemex Company is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law, (B) none of the operations or business of any Cinemex Company is subject to any compliance agreement or settlement agreement resulting from an alleged violation of any Environmental Law, and (C) none of the operations or business of any Cinemex Company is the subject of any federal, state or local investigation or Threatened investigation regarding a violation or alleged violation of any Environmental Law;

                  (iv) to the Knowledge of Cinemex, (A) none of the business of the Cinemex Companies involves any Hazardous Activity, and (B) none of the Cinemex Companies has knowledge of any Hazardous Materials in, on, over or under any of the Facilities other than Hazardous Materials maintained in small quantities in appropriate containers for use in the ordinary course of the maintenance and operation of the Facilities and in material compliance with applicable Environmental Laws;

                  (v) to the Knowledge of Cinemex, there is no condition arising from the operations of the Cinemex Companies that could reasonably be expected to result in claims against any of the Cinemex Companies, for Cleanup costs, damages to natural resources, or for personal injury claims under applicable Environmental Laws or as required by any Governmental Body with jurisdiction over such matters; and

                  (vi) each of the Cinemex Companies possesses all material Mexican Governmental Authorizations required under any Environmental Law to conduct its business, and such Mexican Governmental Authorizations are in full force and effect.

      3.20 EMPLOYEES. (a) Schedule 3.20 contains a list of the name, position, seniority, salary and labor benefits of all employees of the Cinemex Companies (including employees of companies rendering employment and personnel services to the Cinemex Companies) with an annual salary in excess of $600,000 pesos as of May 31, 2002 and, should the case may be, of any contracts or arrangements with them.

            (b) Except as disclosed on Schedule 3.20, none of the Cinemex Companies have made any arrangements with any employees of the Cinemex Companies which would have the effect of depriving any of the Cinemex Companies of the continued service of any such employees following the Closing Date.

      3.21 LABOR RELATIONS; COMPLIANCE. (a) Except as set forth in Schedule 3.21, no Cinemex Company is a party to any collective bargaining or other labor Contract and, as of the date of execution of this Agreement, none of the Cinemex Companies is negotiating with the unions mentioned in Schedule 3.21 or any other unions.

            (b) Since January 1, 2000, and except as set forth in Schedule 3.21, there has not been, there is not presently pending or existing, and there is not Threatened (i) any strike, slowdown, picketing, work stoppage, or interruptions of work against any of the Cinemex Companies; (ii) any Proceeding against any Cinemex Company relating to the alleged violation of any Mexican Legal Requirement pertaining to labor relations or employment matters, organizational activity, or other labor or employment dispute or controversy against any of the Cinemex Companies or their currently owned, leased or operated Facilities or
(iii) any application for certification of a collective bargaining agent. Except as set forth in on Schedule 3.21, there is no lockout of any employees by any Cinemex Company, and no such action is contemplated by any Cinemex Company.

            (c) Each Cinemex Company has substantially complied with all Mexican Legal Requirements relating to employees and employment. Except as disclosed on
Schedule 3.21, no Cinemex Company is liable for the payment of any compensation, Damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Mexican Legal Requirements.

      3.22 INTELLECTUAL PROPERTY. Each Cinemex Company owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business as currently conducted. Except as set forth in Schedule 3.22, to the Knowledge of Cinemex, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Cinemex Company is liable to any Person for infringement under applicable Mexican Legal Requirements with respect to any such rights as a result of its business operations.

      3.23 CERTAIN PAYMENTS. Since January 1, 2000, no Cinemex Company or director or officer of any Cinemex Company, or to the Knowledge of Cinemex, any employee, agent or other Person acting for or on behalf of any Cinemex Company, has directly or indirectly made any payments, gifts or rebates (whether in cash, property or services) to any Person (i) in violation of Mexican Legal Requirements or (ii) which, if Cinemex were subject to the United States Foreign Corrupt Practices Act of 1977, as amended, would have violated the same, except in either case for payments, gifts or rebates (whether in cash, property or services) which, if discontinued subsequent to the Closing, could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

      3.24 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on Schedule 3.24, no director or officer of any Cinemex Company, or to the Knowledge of Cinemex, any Related Person of such director or officer has, or is an owner of, or since January 1, 2000 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has,
(i) had business dealings or a material financial interest in any transaction with any Cinemex Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Cinemex Companies at substantially prevailing market prices and on substantially prevailing market terms and conditions, or (ii) engaged in the business of (a) developing, owning or operating motion picture theaters or exhibiting motion pictures in Mexico, or
(b) within the vicinity of any motion picture theater owned or operated by any Cinemex Company, selling food, snacks or concession services (in either case, a "Competing Business"), except for the direct or indirect ownership of less than one percent of the outstanding capital stock of any Competing Business (or Person that directly or indirectly owns such interest in a Competing Business) that is publicly traded on any recognized exchange or in the over-the-counter market.

      3.25 BROKERS OR FINDERS. No Cinemex Company and, to the Knowledge of Cinemex, none of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      3.26 NO UNITED STATES PRESENCE. None of the real estate property owned by any Cinemex Company or which any Cinemex Company leases or has any other interest therein, and none of the buildings, equipment, inventories and other tangible assets of any Cinemex Company are located in the United States within the meaning of Rule 802.51 of the HSR Act. No Cinemex Company is organized under the laws of the United States or any state or other jurisdiction within the United States. The Cinemex Companies have not made aggregate sales in or into the United States of over $50 million United States Dollars in the most recently completed fiscal year within the meaning of Rule 802.51 of the HSR Act.

4.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

      Each Shareholder separately, and not jointly or severally, represents and warrants to Buyers as to itself as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Schedule 4.1 sets forth the jurisdiction of incorporation and the principal place of business of such Shareholder if it is an entity and the nationality and domicile of such Shareholder if it is an individual. Such Shareholder, if it is an entity, is duly organized, validly existing and in good standing, where applicable, under the laws of its jurisdiction of incorporation.

      4.2 AUTHORITY; NO CONFLICT.

            (a) The execution, delivery and performance of this Agreement and any Ancillary Agreement to which such Shareholder is a party and the performance by such Shareholder of the Contemplated Transactions have been duly authorized by all necessary action on the part of such Shareholder. This Agreement and each Ancillary Agreement to which such

Shareholder is a party constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. Such Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Shareholder is a party and to perform its, his or her obligations hereunder and thereunder.

            (b) Except as set forth in Schedule 4.2 or those which have been obtained, given or made, neither the execution and delivery of this Agreement nor the consummation or performance by such Shareholder of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of such Shareholder's Organizational Documents or (B) any resolution adopted by the board of directors (or similar governing body) or the stockholders of such Shareholder; or

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Shareholder may be subject.

      Except as set forth in Schedule 4.2, or as previously given or satisfied, such Shareholder is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

            (c) If such Shareholder is a Type II Shareholder, this Agreement and each Ancillary Agreement to which such Type II Shareholder is a party constitutes and will constitute the legal, valid and binding obligation of such Type II Shareholder, enforceable against such Type II Shareholder in accordance with its terms, to the same extent as if such Type II Shareholder personally signed this Agreement or such Ancillary Agreement(s), as the case may be.

            (d) The Concentration Trustee represents and warrants, on behalf of the Concentration Trust, that:

                  (i) its representative has full authority to execute this Agreement on behalf of the Concentration Trustee, which authority has not been limited or revoked in any form;

                  (ii) the Concentration Trust is a legal, valid and binding trust agreement, enforceable against each of the parties thereto in accordance with its terms;

                  (iii) it has signed this Agreement with full authority and power under the Concentration Trust to enter into and to consummate the Contemplated Transactions as Concentration Trustee and on behalf of each Type II Shareholder;

                  (iv) it has the requisite legal capacity and authority under the Concentration Trust, under Legal Requirements and under equity to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which the applicable Type II Shareholder is party as Concentration Trustee and on behalf of each Type II Shareholder, to execute and deliver this Agreement and each Ancillary Agreement to which the applicable Type II Shareholder is a party as Concentration Trustee and on behalf of such Type II Shareholder and to perform its and the applicable Type II Shareholder's obligations under this Agreement and each Ancillary Agreement to which it or such Type II Shareholder is a party and in connection with the Contemplated Transactions;

                  (v) it is fully authorized and empowered to act as trustee under and with respect to the Concentration Trust and applicable Legal Requirements;

                  (vi) except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement or of any Ancillary Agreement to which the applicable Type II Shareholder is party nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of the Concentration Trust or conflict with, or result in a violation of any Legal Requirement or any Order to which the Concentration Trust may be subject; and

                  (vii) except as set forth in Schedule 4.2, the Concentration Trust is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which the Concentration Trust or any Type II Shareholder is a party or the consummation or performance of any of the Contemplated Transactions.

      4.3 LEGAL PROCEEDINGS; ORDERS. Except as set forth in Schedule 4.3, such Shareholder is not subject to any Order that relates to the business of, or any of the assets owned or used by, any Cinemex Company.

      4.4 TITLE TO SHARES. Such Shareholder is the sole, legal, record and beneficial owner of the Shares set forth opposite such Shareholder's name under the caption "Shares" on Schedule A hereto as of the date hereof, and will be the sole, legal, record and beneficial owner of such Shares immediately prior to the Closing, free and clear of all Encumbrances. Except as set forth in Schedule 4.4, no legend or other reference to any purported Encumbrance appears upon any registration of or certificate representing Shares identified on Schedule A as being owned by such Shareholder, which legends and Encumbrances will be removed on or prior to the Closing Date.

      4.5 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on Schedule 4.5, neither such Shareholder nor, in the case of any Shareholder other than JPM and CMEX, any Related Person of such Shareholder:

            (a) has, or since January 1, 2000 has had, any interest in any property (whether real estate property, personal property or mixed and whether tangible or intangible), used in or pertaining to the Cinemex Companies' businesses; or

            (b) if such Shareholder is an individual, owns, or since January 1, 2000 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Cinemex Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Cinemex Companies at substantially prevailing market prices and on substantially prevailing market terms and conditions, or (ii) engaged in competition with any Cinemex Company with respect to any Competing Business, except for the ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

            (c) is a party to any Contract with, or has any claim or right against, any Cinemex Company other than (i) rights arising under Cinemex's Organizational Documents or (ii) rights relating to the such Shareholder's ownership of Common Shares or Series P Preferred Shares which terminated in connection with the Recapitalization or which will terminate at or prior to Closing.

      4.6 BROKERS OR FINDERS. Neither such Shareholder nor any of such Shareholder's agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.    REPRESENTATIONS AND WARRANTIES OF BUYERS.

      Buyers represents and warrants to the Shareholders as follows:

      5.1 ORGANIZATION AND GOOD STANDING. USLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, with full limited liability company power and authority to conduct its business as it is now being conducted and to perform all its obligations under each Contract to which it is a party. USAC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to perform all its obligations under each Contract to which it is a party. Each Buyer has delivered to Cinemex copies of its Organizational Documents as currently in effect.

      5.2 AUTHORITY; NO CONFLICT.

            (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which either Buyer is a party and the consummation or performance by each Buyer of the Contemplated Transactions has been duly authorized by all necessary action on the part of each Buyer. This Agreement and the Ancillary Agreements to which either Buyer is a party constitutes the legal, valid and binding obligation of each Buyer, enforceable against each Buyer (as applicable) in accordance with their terms. Each Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform their respective obligations hereunder and thereunder.

            (b) Except as set forth in Schedule 5.2 or those which have been obtained, given or made, neither the execution and delivery by either Buyer of this Agreement and the Ancillary Agreements to which each Buyer is a party nor either Buyer's consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of either Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of either Buyer;

                  (iii) any Legal Requirement or Order to which either Buyer may be subject; or

                  (iv) any Contract to which either Buyer is a party or by which either Buyer may be bound.

      Except as set forth in Schedule 5.2, neither Buyer will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the Ancillary Agreement to which it is a party or the consummation or performance of any of the Contemplated Transactions.

      5.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against either Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyers' Knowledge, no such Proceeding has been Threatened.

      5.4 BROKERS OR FINDERS. Neither Buyer has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      5.5 AVAILABLE FUNDS. Each Buyer will have, on the Closing Date, sufficient funds available to perform all of its obligations under this Agreement, including, without limitation, to make the payments required under Section 2.5(b)(i). Each Buyer will have on the day which the Adjustment Amount is finally determined in accordance with Section 2.6, sufficient funds available to make any payments which may be required under Section 2.6(d) in accordance with the terms of this Agreement.

      5.6 NO ADDITIONAL REPRESENTATIONS. Buyers have conducted their own due diligence investigation of the Cinemex Companies and related matters. None of Cinemex or the Shareholders, has made, and Buyers have not relied on any representation or warranty, except as set forth in this Agreement, the Hoyts Agreement or the Inducement Agreement, it being understood that a party hereto that is not a party to the Hoyts Agreement or the Inducement Agreement will not have any liability or obligation with respect to representations and warranties made in such other agreements. Nothing in this Section 5.6 shall in any way affect or limit any Shareholder's liabilities or obligations under Sections 4 and 10 of this Agreement

6.    COVENANTS PRIOR TO CLOSING DATE.

      6.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Cinemex will, and will cause each Cinemex Company and their respective Representatives to use their Best Efforts to, (a) afford Buyers and their prospective lenders and Representatives (collectively, "Advisors") reasonable access, during normal business hours and upon reasonable advance notice, to each Cinemex Company's properties, contracts, books and records and other documents and data, (b) furnish Buyers and their Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyers and/or their Advisors may reasonably request, (c) furnish Buyers and their Advisors with such additional financial, operating and other data and information concerning Cinemex as Buyers and/or their Advisors may reasonably request and as may be reasonably available to Cinemex and (d) make available to Buyers and their Advisors, upon reasonable advance notice and during normal business hours, the officers of each Cinemex Company as Buyers and/or their Advisors may reasonably request; provided, that such availability shall not interfere with the normal operations of such Cinemex Company. Any information heretofore or hereafter obtained from any party hereto shall be subject to and shall be held in accordance with the terms of the Confidentiality Agreement.

      6.2 OPERATION OF BUSINESS. Between the date of this Agreement and the Closing Date, unless otherwise consented to by Buyers in writing, Cinemex will, and will cause each Cinemex Company to:

            (a) conduct the business of the Cinemex Companies only in the Ordinary Course of Business; and

            (b) use its Best Efforts to preserve intact in all material respects the current business organization of the Cinemex Companies, keep available the services of the current officers, employees and agents of the Cinemex Companies, and maintain in all material respects the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Cinemex Companies.

      6.3 NEGATIVE COVENANTS. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Cinemex will not, and Cinemex will cause each Cinemex Company not to, without the prior consent of Buyers:

            (a) take any affirmative action, or fail to take any reasonable action as a result of which any of the changes or events listed in Section 3.16 is reasonably likely to occur;

            (b) make any capital expenditure commitment other than capital expenditure commitments not in excess of $2'500,000 pesos for individual items and not in excess of $10'000,000 pesos in the aggregate;

            (c) pay, discharge or satisfy any Cinemex Indebtedness other than the payment, discharge or satisfaction of such Cinemex Indebtedness upon maturity or when otherwise due;

            (d) take or omit to take any action with respect to Taxes if such action or omission would have the effect of increasing the Tax liability of the Cinemex Companies for a Tax Period after the Closing Date;

            (e) settle any litigation that provides for liability to any Cinemex Company after the Closing or that imposes any restrictions on any Cinemex Company after the Closing; or

            (f) enter into any agreement to do any of the foregoing.

      6.4 REQUIRED APPROVALS.

            (a) As promptly as practicable after the date of this Agreement, the parties hereto will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the parties hereto will (a) reasonably cooperate with one another with respect to all filings that any party hereto elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with one another in obtaining all Consents identified in Schedule 3.2, Schedule 4.2 and Schedule 5.2.

            (b) On May 29, 2002, Cinemex filed a notification of concentration in connection with the Contemplated Transactions with the Mexican Federal Competition Commission (Comision Federal de Competencia), and the parties shall notify the other parties of any correspondence or contact with such agency, shall comply as promptly as practicable with all requests for further documents and information made by such agency, shall furnish to the other parties all such information in its possession as may be reasonably necessary for the completion of the reports or notifications to be filed and shall otherwise fully cooperate in dealing with such agency.

      6.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, each Shareholder and Cinemex will promptly notify Buyers, and Buyers will notify Cinemex and Shareholders, in writing if such Person becomes aware of any fact or condition that causes or constitutes a material Breach of such Person's representations and warranties as of the date of this Agreement, or if such Person becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, such Person will promptly deliver to Buyers a supplement to the Schedules specifying such change. During the same period, each of the Shareholders, Cinemex and Buyers will promptly notify the other parties of the occurrence of any material Breach of any covenant of such party in this Section 6 or of the occurrence of any event that could reasonably be expected to make the satisfaction of the conditions in Sections 7 and 8 impossible or unlikely.

      6.6 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, the Shareholders will not, and Cinemex will not and will cause each Cinemex Company not to, and each such Person will cause its respective Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Cinemex Company, or any of the capital stock of any Cinemex Company, or any merger, consolidation, business combination or similar transaction involving any Cinemex Company.

      6.7 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Cinemex will use its Best Efforts to cause the conditions in Section 7 to be satisfied and Buyers will use their Best Efforts to cause the conditions in
Section 8 to be satisfied.

7.    CONDITIONS PRECEDENT TO BUYER OBLIGATION TO CLOSE.

      Buyers' obligation to purchase the Shares and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers in writing, in whole or in part):

      7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of Cinemex and Shareholders contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to substantiality, materiality or Material Adverse Effect) shall be true and correct when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date), provided that this Section 7.1 shall be deemed satisfied so long as all failures of such representations and warranties to be true and correct (disregarding all such qualifications as aforesaid), taken together, would not reasonably be expected to (i) have a Material Adverse Effect or (ii) materially impede or delay the ability of Buyers to consummate the Contemplated Transactions.

      7.2 CINEMEX'S AND THE SHAREHOLDERS' PERFORMANCE.

            (a) Cinemex and the Shareholders shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it or them under this Agreement at or prior to the Closing Date, provided that this Section 7.2 shall be deemed satisfied so long as all failures by Cinemex and the Shareholders to perform or comply with such agreements and covenants, taken together, would not reasonably be expected to
(i) have a Material Adverse Effect or (ii) materially impair or delay the ability of Buyers to consummate the Contemplated Transactions.

            (b) Each document and certificate required to be delivered pursuant to Section 2.5(a) must have been delivered.

      7.3 CONSENTS. Each of the Consents identified in Schedule 3.2, each of the Consents identified in Schedule 4.2 and each of the Consents identified in
Schedule 5.2 must have been obtained and must be in full force and effect.

      7.4 NO ORDER. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

      7.5 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person(s) (other than the Shareholders, Miguel Angel Davila Guzman, Adolfo Fastlicht Kurian and Hoyts on a basis consistent with this Agreement) any claim(s) asserting that such Person(s) (a) are, the holder(s) or the beneficial owner(s) of, or have or have the right to acquire or to obtain beneficial ownership of, or have any other voting, equity, or ownership interest in, any shares of Common Stock or shares of Series P Preferred Stock or is entitled to all or any of the amounts payable to the Shareholders under this Agreement, except for any claim(s) with respect to no more than 5% of the issued and outstanding shares of Series P Preferred Stock in the aggregate or any amounts payable therefor under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event that the condition set forth in this Section 7.5 is satisfied and the Closing occurs, Buyers shall be entitled to withhold any amounts payable to any Shareholder(s) in respect of the shares of Series P Preferred Stock subject to a claim of the type described in this Section 7.5 until the resolution of such claim and in no event shall Buyers be required to pay any amounts in respect of such shares of Series P Preferred Stock which in the aggregate exceed the amounts which Buyer would have otherwise been required to pay to such Shareholder(s) in respect of such shares under this Agreement.

      7.6 NO PROHIBITION. There shall be no Legal Requirement which prohibits the consummation of the Contemplated Transactions.

      7.7 OTHER CLOSINGS. The closing of the transactions contemplated by the Hoyts Stock Purchase Agreement shall have occurred, and the Inducement Agreement shall have been executed and delivered by the parties thereto.

8.    CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATION TO CLOSE.

      The Shareholders' obligation to sell the Shares and the Shareholders' obligations to take the actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shareholders, in whole or in part):

      8.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of Buyers contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to substantiality or to materiality) shall be true and correct when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date), provided that this
Section 8.1 shall be deemed satisfied so long as all failures of such representations, and warranties to be true and correct (disregarding all such qualifications, as foresaid), taken together, would not reasonably be expected to (i) have a material adverse effect on the business, operations, assets, financial condition or results of operations of Buyers (considered collectively); provided, however, that in determining whether there has been such a material adverse effect, any adverse effect principally attributable to any of the following shall be disregarded: (A) general political, economic, business, industry or financial market conditions; and (B) the taking of any action specifically required by this Agreement or (ii) materially delay or impair the ability of the Shareholders to consummate the Contemplated Transactions.

      8.2 BUYER'S PERFORMANCE.

            (a) Buyers shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under this

Agreement at or prior to the Closing Date, provided that this Section 8.2 shall be deemed satisfied so long as all failures by Buyers to perform or comply with such agreements and covenants, taken together, would not reasonably be expected to (i) have a material adverse effect on the business, operations, assets, financial condition or results of operations of Buyers (considered collectively); provided, however, that in determining whether there has been such a material adverse effect, any adverse effect principally attributable to any of the following shall be disregarded: (A) general political, economic, business, industry or financial market conditions; and (B) the taking of any action specifically required by this Agreement or (ii) materially delay or impair the ability of the Shareholders to consummate the Contemplated Transactions.

            (b) Each document and each certificate required to be delivered pursuant to Section 2.5(b) must have been delivered.

      8.3 CONSENTS. Each of the Consents identified in Schedule 3.2 and each of the Consents identified in Schedule 4.2 must have been obtained and must be in full force and effect.

      8.4 NO ORDER. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

      8.5 NO PROHIBITION. There shall be no Legal Requirement which prohibits the consummation of the Contemplated Transactions.

9.    TERMINATION.

      9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by Buyers if a material Breach of any provision of this Agreement has been committed by the Shareholders or Cinemex which, if not cured at Closing, would cause the conditions specified in either of Sections 7.1 or
7.2 not to be satisfied, and the Shareholders or Cinemex have not cured such Breach within 15 days of notice by Buyers;

            (b) by Shareholders if a material Breach of any provision of this Agreement has been committed by Buyers which, if not cured at Closing, would cause the conditions specified in either of Sections 8.1 or 8.2 not to be satisfied, and Buyers have not cured such Breach within 15 days of notice by Buyers;

            (c) (i) by Buyers if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement) and Buyers have not waived such condition in writing on or before the Closing Date; or (ii) by the Shareholders if any of the conditions in Section 8 has not been satisfied on the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Shareholders or Cinemex to comply with their respective obligations under this Agreement) and the Shareholders have not waived such condition in writing on or before the Closing Date;

            (d) by mutual consent of Buyer and the Shareholders; or

            (e) by either Buyer or the Shareholders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 19, 2002, or such later date as the parties may agree upon.

      9.2 EFFECT OF TERMINATION. Each party's right of termination under Section
9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.1 and the last sentence of Section 6.1 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.   INDEMNIFICATION; REMEDIES.

      10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Schedules hereto, the supplements to such Schedules, the certificates delivered pursuant to Sections 2.5(a)(vii) and 2.5(b)(iv) and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

      10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE SHAREHOLDERS.

            (a) Each Shareholder, separately and not jointly or severally, will indemnify and hold harmless Buyers, the Cinemex Companies and their respective Representatives, stockholders, controlling persons and affiliates and their respective successors or assignees (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons such Shareholder's Percentage of the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), fine, penalty or loss profits or, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (i) any Breach of any representation or warranty made by Cinemex in this Agreement (notwithstanding that such Shareholder has not made such representation or warranty) (without giving effect to any supplement to the Schedules hereto), the Schedules hereto, the supplements to such Schedules or any other certificate or document delivered by Cinemex pursuant to this Agreement (other than any such Breach as to which indemnity is available under clause (iv) below);

                  (ii) any Breach of any representation or warranty made by Cinemex in this Agreement (notwithstanding that such Shareholder has not made such representation or warranty) as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules hereto, other than any such Breach that is disclosed in a supplement to such Schedules and is expressly identified in the certificate delivered pursuant to Section 2.5(a)(vii) as having caused the condition specified in Section 7.1 not to be satisfied (other than any such Breach as to which indemnity is available under clause (iv) below);

                  (iii) any Breach by Cinemex of any covenant or obligation of Cinemex in this Agreement;

                  (iv) subject to Section 10.10(c), the payment of (A) Pre-Closing Taxes of the Cinemex Companies to the extent that the actual amount of unpaid Pre-Closing Taxes exceeds the amount of unpaid Pre-Closing Taxes reflected as a liability on the Net Assets/Liabilities Statement, (B) 50% of all Transfer Taxes and (C) Taxes attributable to a Post-Closing Tax Period to the extent that they constitute Damages due to a breach of any representation or warranty made pursuant to Section 3.11; provided, however, Shareholders shall not be obligated to indemnify the Buyer Indemnified Persons for Taxes pursuant to clause (A) of this Section 10.2(a)(iv) that are imposed on an item of income to the extent that the economic value corresponding to such item is possessed by the Cinemex Companies and has not been reflected in the Closing Balance Sheet, the Net Assets/Liabilities Statement or the other financial statements of the Cinemex Companies; provided, further, that for purposes of determining the amount of the Shareholders' liability under this clause (iv), the actual amount of unpaid Pre-Closing Taxes of the Cinemex Companies shall be determined on a net basis taking into account any refunds of Pre-Closing Taxes received by any of the Cinemex Companies and retained by it by virtue of the application of clause (ii) of Section 10.10(a);

                  (v) any Disruption referred to in Section 10.2(c) or the Santa Fe Event referred to in Section 10.2(d); or

                  (vi) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Cinemex Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

The parties acknowledge that the Percentages of the Shareholders have been calculated on the basis that they would apply to the Damages that would be sustained by a purchaser of 100% of the outstanding shares and equity interests in Cinemex, without giving effect to any indemnification under the Hoyts Stock Purchase Agreement or the Inducement Agreement.

            (b) Each Shareholder will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

                  (i) any Breach of any representation or warranty made by such Shareholder in Section 4.1, 4.2, 4.3, 4.4, 4.5 or 4.6 of this Agreement;

                  (ii) any Breach by such Shareholder of any covenant or obligation of such Shareholder in this Agreement; or

                  (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with such Shareholder (or any Person acting on such Shareholder's behalf) in connection with any of the Contemplated Transactions.

            (c) (i) For purposes of this Agreement, a "Disruption" shall mean the closure of the entire operation of any of the Coapa, Polanco or Universidad theatres (each, an "Affected Theatre") that (i) continues for more than seven
(7) calendar days; (ii) is caused by the inability of the relevant Cinemex Company to obtain or renew one or more of the Mexican Governmental Authorizations for such theatre that is required as of and has not been obtained as of the Closing Date; and (iii) commences within 18 months of the Closing Date.

                (ii) Notwithstanding anything in this Agreement to the contrary,
(i) the sole Damages sustained by the Buyer Indemnified Persons as a result of any Disruption that terminates within twelve (12) months of the commencement of such Disruption (each, a "Minor Disruption") shall be equal to the product obtained by multiplying (A) the projected annual theatre level cash flow for the Affected Theatre as set forth in Cinemex's fiscal 2002 budget (a copy of which is attached hereto as Exhibit 10.2(c)) (the "Projected Cash Flow") divided by 365; times (B) the number of calendar days constituting such Minor Disruption less seven (7); and (ii) the sole Damages sustained by the Buyer Indemnified Persons as a result of any Disruption that continues for twelve (12) months or more from and after its commencement (a "Major Disruption") shall be equal to the product obtained by multiplying the Projected Cash Flow for the Affected Theatre times six (6); provided that if such Affected Theater shall reopen within eighteen (18) months following the commencement of such Major Disruption and remain open for twelve (12) continuous months after reopening, the Buyer Indemnified Persons shall reimburse each Shareholder an amount equal to the excess, if any, of (x) the lesser of (A) the amount paid by that Shareholder to the Buyer Indemnified Persons in respect of the Damages sustained from such Major Disruption and (B) the product of (I) that Shareholder's Percentage, (II) the cash flow for the Affected Theater for the twelve (12) month period immediately following the end of such Major Disruption and (III) six (6) over
(y) the product of (I) that Shareholder's Percentage, (II) the Projected Cash Flow for the Affected Theater and (III) the quotient obtained by dividing the number of calendar days constituting such Major Disruption by 365.

            (d) (i) For purposes of this Agreement, the "Santa Fe Event" shall mean the successful suspension, expiration or termination by the landlord of the rent reduction currently in effect with respect to the Santa Fe theatre lease, dated March 2, 1995, as amended, other than as a result of the construction and completion of the expansion of the Santa Fe shopping center by the landlord and the relocation of the Santa Fe theatre complex elsewhere in the center.

                (ii) Notwithstanding anything in this Agreement to the contrary, the sole Damages sustained by the Buyer Indemnified Persons in connection with the Santa Fe Event shall be in an amount equal to the difference between (A) the rent payable under the Santa Fe lease for the 12 months following the Santa Fe Event and (B) the rent that would have been payable under the Santa Fe lease during such period had the Santa Fe Event not occurred, times six (6).

            (e) Notwithstanding anything in this Agreement to the contrary, Damages sustained by the Buyer Indemnified Persons in connection with the application of Sections 10.2(a)(v), 10.2(c) and/or 10.2(d) of this Agreement shall be payable as provided in such Sections so long as, and only if, the Santa Fe Event or any Disruption, as applicable, occurs or commences within 18 months of the Closing Date.

      10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYERS. Buyers will jointly and severally indemnify and hold harmless the Shareholders and their respective Representatives, stockholders, controlling persons and affiliates and their respective successors and assignees (collectively, the "Shareholder Indemnified Persons") for, and will pay to the Shareholder Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

            (a) any Breach of any representation or warranty made by either Buyer in this Agreement (without giving effect to any supplement to the Schedules hereto), the Schedules hereto, the supplements to such Schedules or any other certificate or document delivered by either Buyer pursuant to this Agreement;

            (b) any Breach of any representation or warranty made by either Buyer in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules hereto, other than any such Breach that is disclosed in a supplement to such Schedules and is expressly identified in the certificate delivered pursuant to
Section 2.5(b)(iv) as having caused the condition specified in Section 8.1 not to be satisfied;

            (c) any Breach by either Buyer of any covenant or obligation of such Buyer in this Agreement; or

            (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

      10.4 TIME LIMITATIONS.

            (a) If the Closing occurs, a Shareholder will not have liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.4, 3.5, 3.11, 3.13, 4.1, 4.2, 4.4 or 10.2(a)(iv)
unless on or before the day which is 18 calendar months after the Closing, Buyers notify such Shareholder of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyers. A claim with respect to:

                  (i) Section 3.3, 3.4, 3.5, 4.1, 4.2 or 4.4 may be made at any time; and

                  (ii) Section 3.11, 3.13 or 10.2(a)(iv) may be made until sixty
      (60) days after the expiration of the statute of limitations applicable to the underlying claim (as it may from time to time be extended), unless no statute of limitations is applicable to the underlying claim, in which event a claim hereunder may be made at any time.

            (b) If the Closing occurs, Buyers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the day which is 18 calendar months after the Closing, the Shareholder asserting the claim notifies Buyers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by such Shareholder.

      10.5 LIMITATIONS ON AMOUNT - SHAREHOLDERS. A Shareholder will not have liability (for indemnification or otherwise) with respect to the matters described in Sections 10.2(a)(i), 10.2(a)(ii), 10.2(a)(iii), 10.2(a)(iv) or
10.2(a)(v) until such Shareholder's Attributable Damages exceeds such Shareholder's Basket Amount and then shall have liability only to the extent such Shareholder's Attributable Damages exceeds such Shareholder's Basket Amount. A Shareholder's aggregate liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(a) shall not exceed such Shareholder's Cap Amount. Notwithstanding the foregoing, (A) neither such Shareholder's Cap Amount nor such Shareholder's Basket Amount shall apply to Damages with respect to (x) the matters described in Section 10.2(b) or (y) any Breach of any of Cinemex's representations and warranties involving fraud on the part of such Shareholder and (B) no Shareholder's Basket Amount shall apply to Damages with respect to the matters described in Section 10.2(a)(vi).

      10.6 SATISFACTION OF CLAIMS. Buyer may give notice of a claim under this Agreement to the Concentration Trust with respect to any amounts to which a Buyer Indemnified Person may be entitled to indemnification from the Concentration Trust and/or any Type II Shareholder under this Section 10. Neither the making or failure of Buyer to make a claim under this Agreement, will constitute an election of remedies or otherwise limit or prejudice in any manner the enforcement of any other remedies available to the Buyer.

      10.7 LIMITATIONS ON AMOUNT - BUYERS. Buyers will not have liability (for indemnification or otherwise) with respect to the matters described in Sections 10.3(a), 10.3(b) or 10.3(c) until the total of all Damages with respect to such matters exceeds the Basket Amount and then Buyers shall only have liability with respect to such matters to the extent such Damages exceed the Basket Amount. Buyers' aggregate liability (for indemnification or otherwise) with respect to the matters described in Section 10.3 shall not exceed the Cap Amount. Notwithstanding the foregoing, (A) neither the Cap Amount nor the Basket Amount shall apply to Damages with respect to any Breach of any of Buyers' representations and warranties involving fraud and (B) the Basket Amount shall not apply to Damages with respect to matters described in Section 10.3(d).

      10.8 PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

            (a) Promptly after receipt by an indemnified party under Section
10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

            (b) If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate) to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any good faith compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by, or obligated to provide indemnification with respect to

(unless the basis therefor is established by a separate Proceeding) any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            (d) The parties hereto hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by any other party other than a Buyer Indemnified Person or a Shareholder Indemnified Person against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on each party hereto with respect to such a claim anywhere in the world; provided, applicable Legal Requirements are complied with.

      10.9 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

            If the Closing occurs, Cinemex shall have no obligation (for indemnification or otherwise) with respect to its representations and warranties in or pursuant to this Agreement, and the indemnification obligations of the Shareholders shall not be abated or subject to any defense that Cinemex made the inaccurate representation and warranty on which the claim is based.

      10.10 ADDITIONAL PROVISIONS REGARDING TAX INDEMNIFICATION.

            (a) If any of the Cinemex Companies receives any refund (whether such refund is received directly or indirectly through a right of offset or credit) of any Pre-Closing Taxes or Taxes otherwise described in Section 10.2(a)(iv) for which the Shareholders have provided indemnification (other than any refunds in respect of Transfer Taxes, any refunds accrued or reflected on the books and records of any of the Cinemex Companies as of the Closing Date or any refunds for which any of the Cinemex Companies has made a claim or initiated a suit as of the Closing Date) then to the extent that such refund exceeds the aggregate of (A) any Taxes payable by such Cinemex Company attributable to any Post-Closing Tax Period which Taxes result from the adjustment to or amendment of Tax Returns that give rise to the refund in question and (B) the Refund Threshold, upon the actual or deemed receipt of any such refund by any Cinemex Company or Buyers, Cinemex shall promptly pay to each Shareholder an amount equal to the product of (i) the amount of such refund (including any interest thereon at the over-payment rate paid by the Governmental Body with respect to such refund or credit),) and (ii) such Shareholder's Percentage. The Shareholders shall have the right to determine whether any claim for refund for such Taxes shall be made on behalf of a Cinemex Company. Notwithstanding the preceding sentence, neither Buyers nor any Cinemex Company shall be required to file any claim for refund that it reasonably believes is not true, correct and complete in all material respects. Notwithstanding anything provided in this
Section 10.10(a), Buyers reserve the right to pay any proposed refund or credit (including interest thereon) to the Shareholders in cash (in the manner provided in the first sentence of this Section 10.10(a)) in lieu of the filing of any amended Tax Return or claim or suit for refund. If the Shareholders elect to make a claim for refund, Buyers and the Cinemex Companies shall cooperate fully in connection therewith. Each Shareholder shall be responsible to reimburse Buyers and the Cinemex

Companies for its Percentage of reasonable out-of-pocket third- party expenses incurred in providing such cooperation. None of the Cinemex Companies shall file, and Buyers shall not file, and they shall cause the Cinemex Companies not to file, any amended Tax Return or any claim for a refund with respect to Pre-Closing Taxes of any of the Cinemex Companies (y) without the prior consent of the Shareholders, the granting of which shall be in the Shareholders' sole discretion; or (z) unless Buyers or the relevant Cinemex Company in good faith determines that it is required to do so under applicable Legal Requirements, and Selected Counsel does not, within thirty days after Shareholders receive notice of such determination, render a written legal opinion that the Buyers and the Cinemex Companies are not required to do so under applicable Legal Requirements. Notwithstanding the foregoing, the Buyers or the relevant Cinemex Company may file a claim for a refund without meeting any of the conditions in clauses (y) or (z) or the proviso of the preceding sentence, in which case the Shareholders shall have no obligation to indemnify any of the Buyers and the Cinemex Companies for any Damages for Taxes incurred by any of the Buyers or Cinemex Companies as a consequence of such filing. In the event that Buyers or any of the Cinemex Companies receives any refund in respect of Transfer Taxes, Cinemex shall promptly pay to each Shareholder an amount equal to the product of 50% of such refund and such Shareholder's Percentage. In the event that any Shareholder receives any refund in respect of Transfer Taxes, such Shareholder shall promptly pay to Buyers an amount equal to the product of 50% of the refund received by such Shareholder.

            (b) Buyers shall be entitled to any refund of any Taxes other than a refund described in Section 10.10(a), including interest thereon. If any such refund is paid to any Shareholder, such Shareholder shall promptly pay such refund (including any interest thereon) to Buyers. Buyers shall have the sole right to determine whether any claim for refund for such Taxes shall be made. If Buyers elect to make such a claim for refund, the Shareholders shall cooperate fully in connection therewith. Buyers and the Cinemex Companies shall be jointly responsible to reimburse the Shareholders for any reasonable out-of-pocket expenses incurred in providing such cooperation.

            (c) Buyers shall include in their notice of any claim for indemnification under Section 10.2(a)(iv) a detailed calculation of the amount of the requested indemnity payment. The Shareholders shall not be obligated to indemnify Buyers until there has been a Final Determination of the Tax liability for which indemnification is sought pursuant to Section 10.2(a)(iv). A "Final Determination" shall mean (i) a final, unappealable decision by a court of competent jurisdiction, (ii) the expiration of the applicable statute of limitations, (iii) any other final and irrevocable determination of such Tax liability, or (iv) the agreement by the Shareholders to pay such Tax liability. In the event that the pursuit of any Tax Contest (defined in Section 10.10(d) below) with respect to any Tax liability with respect to which indemnification under Section 10.2(a)(iv) is sought requires the payment of such Tax or the posting of any bond or deposit prior to a Final Determination with respect thereto, the Shareholders shall pay or post any such amount up to the amount for which they would be required to indemnify the Buyers with respect to such Tax liability if such Tax liability were finally determined to be due. The amount of Shareholders' indemnification obligation, if any, shall be reduced by the amount of Tax benefits realized by Buyers or any of the Cinemex Companies from the liabilities for which indemnification is made.

            (d) (i) Buyers shall inform the Shareholders, and the Shareholders shall be entitled to control and conduct those audits, examinations or proceedings, administrative or judicial (a "Tax Contest"), relating to the Cinemex Companies that are related to (A) the liability for any Taxes for which the Shareholders would be required to indemnify Buyers pursuant to Section 10.2(a)(iv), or (B) a claim for refund for any Taxes that the Shareholders are entitled to pursuant to this Section 10.10. Costs of any Tax Contest are to be borne by the party controlling such Tax Contest. Buyers shall deliver or cause to be delivered to the Shareholders any power of attorney required to allow the Shareholders and their counsel or accountant to represent the relevant Cinemex Company in connection with the Tax Contest and shall provide the Shareholders with such assistance as may be reasonably requested by the Shareholders in connection with the Tax Contest. The Shareholders shall reimburse the relevant Cinemex Company for reasonable out-of-pocket third party expenses incurred in providing such assistance.

                (ii) Notwithstanding Section 10.10(d)(i), the Shareholders shall consult in good faith with Buyers with respect to the conduct of, or settlement of, any Tax Contest. The Shareholders shall neither consent nor agree to the settlement of any Tax Contest without Buyers' prior consent which shall not be unreasonably withheld or delayed, if such consent or agreement would legally bind, or materially increase the Taxes of, any Cinemex Company in a Post-Closing Tax Period, provided, however, that the Shareholders shall be entitled to settle any such contest, even if such settlement would legally bind, or materially increase the Taxes of, any Cinemex Company in a Post-Closing Tax Period, so long as the Shareholders reimburse the Cinemex Companies for any liability for additional Taxes for Post-Closing Periods incurred as a consequence of such settlement.

                (iii) Buyers shall inform the Shareholders of any Tax Contest with regard to any Tax Return of the Cinemex Companies for an Overlap Period or any other Post- Closing Tax Period that may result in an adjustment to any Tax for which Shareholders may be liable to indemnify Buyers or any Cinemex Company pursuant to this Agreement. Buyers shall control the conduct and resolution of any such Tax Contest. Costs of such Tax Contests are to be borne by Buyers. Buyers shall consult in good faith with the Shareholders with respect to the conduct of, and before entering into any settlement of, any Tax Contest that may have a material adverse impact on the liability for Taxes of the Shareholders, or any Tax for which the Shareholders may be liable to indemnify Buyers or any Cinemex Company pursuant to this Agreement, and shall not enter into any such settlement without the prior consent of the Shareholders, which consent shall not be unreasonably withheld or delayed.

                (iv) The failure of Buyers to inform the Shareholders of a Tax Contest on a timely basis shall relieve the Shareholders of any liability for Taxes due, as a result of such Tax Contest, unless Buyers can demonstrate that the failure to timely notify the Shareholders did not prejudice the Shareholders with respect to the Tax liability that resulted from such Tax Contest.

                (v) Neither the Shareholders nor any affiliate of the Shareholders shall file any amended Tax Return that may affect the Tax liability of Buyers or any Cinemex Company or any group of affiliated corporations of which Cinemex or any Cinemex Company is a member.

                (vi) Buyers shall not file, and shall not allow any of the Cinemex Companies or any affiliate of any of them to file any amended Tax Return (other than Tax Returns referred to in Section 10.10(a)), or suit or claim for refund that may affect the Tax liability of the Shareholders or any liability for Taxes of which Shareholders may indemnify Buyers or any Cinemex Company pursuant to this Agreement without the consent of the Shareholders, which consent shall not unreasonably be withheld or delayed.

                (vii) In the case of any Tax Contest described in Section 10.10(d)(i), if notice is given to the Shareholders of the commencement of such Tax Contest and the Shareholders do not, within thirty days after such notice is given, give notice to Buyers of their election to assume the defense of such Tax Contest, the Shareholders will be bound by any determination made in such Tax Contest or any good faith compromise or settlement effected by Buyers or the relevant Cinemex Company, as the case may be.

      10.11 FILING OF TAX RETURNS. The Shareholders shall prepare and file or cause to be prepared and filed (at the expense of the Cinemex Companies) on a timely basis all Tax Returns required to be filed prior to the Closing Date with respect to the Cinemex Companies for Pre-Closing Tax Periods other than Overlap Periods. Such Tax Returns shall be prepared in a manner consistent with past practice of the Cinemex Companies. Buyers and the Cinemex Companies shall cooperate in the execution and filing of such Tax Returns, provided, however, that Buyers and the Cinemex Companies shall not be required to execute or file any Tax Return that they reasonably believe is not true, correct and complete in all material respects; provided further, that Buyer and the Cinemex Companies shall be deemed to have consented to the preparation, execution and filing of Tax Returns to the extent they are prepared in a manner consistent with past practices of the Cinemex Companies. Buyers shall prepare and file or cause to be prepared and filed all other Tax Returns and reports of the Cinemex Companies. Buyers shall prepare or shall cause to be prepared Tax Returns for Pre-Closing Tax Periods required to be filed after the Closing Date, including Tax Returns for Overlap Periods, in a manner consistent with past practice of the Cinemex Companies. Shareholders shall be provided with and have the right to review any such Tax Return at least 30 days prior to the due date of such Tax Return, and such Tax Return shall not be filed without Shareholders' consent, which shall not be unreasonably withheld or delayed. Shareholders shall be deemed to have consented to the preparation, execution and filing of such Tax Returns to the extent they are prepared in a manner consistent with past practice of the Cinemex Companies.

      10.12 COOPERATION ON TAX MATTERS. The Shareholders, Buyers and the Cinemex Companies and their respective affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax Contests, any refund claims, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other parties for reasonable out of pocket third- party expenses incurred in providing such assistance. Notwithstanding any other provision of this Agreement, Buyers hereby agree that they will retain, or cause the relevant Cinemex Company to retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns, and that they will not destroy or otherwise dispose of, and will not allow any of the Cinemex Companies to destroy or otherwise dispose of, such materials without first providing the Shareholders with a reasonable opportunity to review and copy such materials.

      10.13 ALLOCATION OF TAX LIABILITY FOR OVERLAP PERIODS. In the case of a Tax Return for a Cinemex Company for an Overlap Period based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the allocation of Taxes between the period ending on the Closing Date and the period after the Closing Date shall be made by means of an interim closing of the books and records of the Cinemex Company as of the close of the Closing Date and by treating each period within the Overlap Period as a separate taxable year, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Notwithstanding the foregoing, if the liability for Taxes for an Overlap Period is determined on a basis other than income or gross receipts or other than with respect to a specific transaction, the allocation of Taxes to the period ending on the Closing Date included in the Overlap Period shall be equal to the amount of such Taxes for the Overlap Period multiplied by a fraction, the numerator of which is the number of days in such period ending on the Closing Date and the denominator of which is the total number of days in the Overlap Period, and the amount of such Taxes allocated to the period beginning after the Closing Date included in the Overlap Period shall be excess of the amount of the Taxes for the Overlap Period over the amount of Taxes attributable to the period ending on the Closing Date included in such Overlap Period. If the liability for Taxes for the Overlap Period is increased as a result of any action taken by Buyers or any of the Cinemex Companies on or after the Closing Date, the portion of such additional liability for Taxes allocated to the period ending on the Closing Date shall be borne by Buyers.

      10.14 CERTAIN MISCELLANEOUS TAX MATTERS.

            (a) Buyers and the Cinemex Companies shall not, and Buyer shall cause the Cinemex Companies not to, make or change any elections, change an annual accounting period, or adopt or change any accounting method with respect to any of the Cinemex Companies in a Post-Closing Tax Period, if such action would have the effect of increasing the Pre-Closing Taxes of any of the Cinemex Companies (i) without the prior consent of the Shareholders, the granting of which shall be in the Shareholders' sole discretion; or (ii) unless Buyers or the relevant Cinemex Company in good faith determines that it is required to do so under applicable Legal Requirements, and Selected Counsel does not, within thirty days after Shareholders receive notice of such determination, render a written legal opinion that the Buyers and the Cinemex Companies are not required to do so under applicable Legal Requirements. Notwithstanding the foregoing, the Buyers or the relevant Cinemex Company may take the contemplated action without meeting any of conditions in clauses (i) or (ii) or the proviso of the preceding sentence, in which case the Shareholders shall have no obligation to indemnify any of the Buyers and the Cinemex Companies for any Damages for Taxes incurred by any of the Buyers and the Cinemex Companies as a consequence of such actions.

            (b) Each of Shareholders and Buyers agree not to cause any of the Cinemex Companies to engage in any transaction on the Closing Date outside of the ordinary course of business, except the transactions contemplated by this Agreement.

            (c) Buyers shall pay fifty percent (50%) of all Transfer Taxes.

      10.15 NOTICES AND DETERMINATIONS BY SHAREHOLDERS. With respect to any claim for indemnification made under Section 10.2(a) or any provision of this
Section 10 which contemplates a determination by, a notice from, a consent of, or any other action by, the Shareholders, such determination by, notice from, consent of, or other action by, the Shareholders shall, except as provided in this Section 10.15, require a determination of, notice of or to, consent of, or other action by, all Shareholders, Hoyts, Miguel Angel Davila Guzman and Adolfo Fastlicht Kurian. However, (i) any Shareholder may exercise its right as an indemnifying party to participate in, but not assume or control, the defense of an action or proceeding under Section 10.8 at its own expense, and (ii) any combination of Shareholders, Hoyts, Miguel Angel Davila Guzman and Adolfo Fastlicht Kurian with an aggregate Percentage (attributing to Hoyts, Miguel Angel Davila Guzman and Adolfo Fastlicht Kurian, respectively, Percentages of 29.935%, 5.537% and 5.672%) in excess of 50% may assume the defense of an action or proceeding in accordance with Section 10.8 if they irrevocably agree with Buyers and Cinemex that for purposes of indemnification and reimbursement for the matter to which such action or proceeding relates that their aggregate Percentage (for purposes of this Agreement, the Hoyts Stock Purchase Agreement and the Inducement Agreement) shall be 100% (allocated among them in proportion to their respective Percentages) and designate a representative for the conduct of such defense. If clause (ii) of the preceding sentence is applicable to a matter which results in Damages that would be subject to indemnification under
Section 10.2(a) without regard to Section 10.5 (a "Reallocated Matter"), then
Section 10.5 shall be applied to any other matter that may be the subject of indemnification under Section 10.2(a) as if the Percentages and Attributable Damages applicable to, and any payments made with respect to, the Reallocated Matter had been determined without regard to such clause (ii). All determinations, notices, consents and other actions referred to in this Section
10.15 must also be made or given under the Hoyts Stock Purchase Agreement and the Inducement Agreement.

      10.16 USE OF COMMERCIALLY REASONABLE EFFORTS. From and after the Closing Date Cinemex shall, and Buyers shall cause the relevant Cinemex Companies to, use their commercially reasonable efforts to prevent the occurrence of any Disruption and/or the Santa Fe Event.

11.   GENERAL PROVISIONS.

      11.1 EXPENSES. Each party to this Agreement will bear its expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants; provided, that any fees payable in connection with the notification filed with the Mexican Federal Competition Commission pursuant to Section 6.4(b), shall be shared equally by Buyers and Cinemex, and provided, further, that all expenses incurred by Cinemex on behalf of the Shareholders in connection with the preparation and execution of this Agreement shall be paid by Cinemex and taken into account in determining Net Assets/Liabilities. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

      11.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyers and Cinemex may agree. Unless consented to by the parties hereto in advance or required by Legal Requirements, prior to the Closing, Buyers, the Shareholders and Cinemex shall, and Cinemex shall cause the Cinemex Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Cinemex and Buyers will consult with each other concerning the means by which the Cinemex Companies' employees, customers, and suppliers and others having dealings with the Cinemex Companies will be informed of the Contemplated Transactions, and Buyers and Cinemex will each have the right to be present for any such communication.

      11.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as another party may designate by notice to the other parties):

           Cinemex to:

                  Grupo Cinemex, S.A. de C.V.
                  Blvd. M. Avila Camacho No. 40, Piso 16
                  Lomas de Chapultepec
                  11000 Mexico, D.F.
                  Attention: President
                  Facsimile No.: (011) 5255-5201-5889 and (011) 5255-5201-5812


           with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY  10036
                  Attention: Adam J. Kansler
                  Facsimile No.: 212.969.2900

                  Franck, Galicia y Robles, S.C.
                  Torre Del Bosque
                  Blvd. Manuel Avila Camacho 24, Piso 7
                  Col. Lomas De Chapultepec
                  11000 Mexico, Distrito Federal
                  Attention: Rafael Robles Miaja
                  Facsimile No.: (011) 5255-5540-9202

           Shareholders to:

                  To the addresses and Persons identified on Schedule 11.3

           with copies to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY  10036
                  Attention: Adam J. Kansler
                  Facsimile No.: (212) 969-2900

                  Franck, Galicia y Robles, S.C.
                  Torre Del Bosque
                  Blvd. Manuel Avila Camacho 24, Piso 7
                  Col. Lomas De Chapultepec
                  11000 Mexico, Distrito Federal
                  Attention: Rafael Robles Miaja
                  Facsimile No.: (011) 5255-5540-9202

           Buyers, to:

                  Cinemex LLC and Cinemex Acquisition Corp.
                  c/o Creel, Garcia-Cuellar y Muggenburg, S.C.
                  Paseo de los Tamarindos 60
                  Col. Bosques de Las Lomas
                  05120 Mexico, D.F.
                  Attention: Carlos Creel Carrera
                  Facsimile No.: (011) 5255 1105-0690

           with copies to:

                  Onex Investment Corporation
                  712 5th Avenue, 40th Floor
                  New York, New York 10019
                  Attention: Anthony Munk
                  Facsimile No.: (212) 582-0909

                  Oaktree Capital Management, LLC
                  333 South Grand Avenue, 28th Floor
                  Los Angeles, California 90071
                  Attention: Kenneth Liang
                  Facsimile No.: (213) 830-8522

                  Kaye Scholer LLP
                  425 Park Avenue
                  New York, New York  10022
                  Attention: Joel I. Greenberg
                  Facsimile No.: (212) 836-8211

           Concentration Trust, to:

                  BBVA Bancomer Servicios, S.A.,
                  Institucion de Banca Multiple,
                  Grupo Financiero BBVA Bancomer,
                  Division Fiduciaria
                  Av. Universidad 1200
                  Colonia Xoco
                  03339 Mexico, Distrito Federal

      11.4 JURISDICTION. For any controversy related to this Agreement, the parties hereto hereby expressly submit to the exclusive jurisdiction and competence of the courts sitting in Mexico City, Federal District, Mexico, including, but not limited to, the in personam and subject matter jurisdiction of those courts, and the parties hereto hereby waive any right they may have to submit to any other jurisdiction by reason of their domiciles or by any other reason.

      11.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      11.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      11.7 ENTIRE AGREEMENT AND MODIFICATION; VALIDITY. This Agreement supersedes all prior agreements between the parties (other than the Confidentiality Agreement) with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyers, in the event that Buyers are to be charged with the amendment or by each Shareholder, in the event that the Shareholders are to be charged with the amendment. The failure of any Person named on the signature pages of this Agreement (or otherwise identified as a party to this Agreement) to execute and deliver this Agreement shall have no effect on the validity or enforceability of this Agreement as to each Person who executed and delivered this Agreement.

      11.8 SCHEDULES.

            (a) The disclosures in the Schedules, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate except to the extent that any information disclosed in any Schedule to the representations or warranties of Cinemex or any Shareholder would on its face be manifestly relevant to another such Schedule.

            (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules hereto (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      11.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except as specifically contemplated by Section 10. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns, except as specifically contemplated by Section 10. Notwithstanding anything contained in this Section 11.9, no prior consent of the parties shall be required for the collateral assignment by Buyers to any lender of Buyers for security purposes and the assignment thereof by any such lender or agent to any purchaser in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto.

      11.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      11.11 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      11.12 GOVERNING LAW. The parties agree that this Agreement shall be governed by and construed in accordance with the applicable laws of Mexico City, Federal District, Mexico without giving effect to laws, rules or principles regarding the conflict of laws.

      11.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                                    * * * * *

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                        CINEMEX LLC


                                        By: /s/ Anthony Munk
                                            ------------------------------------
                                            Name:  Anthony Munk
                                            Title: Director


                                        CINEMEX ACQUISITION CORP.


                                        By: /s/ Timothy A.R. Duncanson
                                            ------------------------------------
                                            Name:  Timothy A.R. Duncanson
                                            Title: Vice President and Assistant
                                                   Secretary


                                        GRUPO CINEMEX, S.A. DE C.V.


                                        By: /s/ Adolfo Fastlicht
                                            ------------------------------------
                                            Name:  Adolfo Fastlicht
                                            Title:


                                        /s/ Matthew D. Heyman
                                        ----------------------------------------
                                        Matthew D. Heyman


                                        BBVA BANCOMER, S.A., INSTITUCION DE
                                        BANCA MULTIPLE, GRUPO FINANCIERO BBVA
                                        BANCOMER DIVISION FIDUCIARIA, as Trustee of TRUST NO. F/47016-1 and on behalf of each of the Type II Shareholders

                                        By: /s/ Ricardo Munoz Franco
                                            ------------------------------------
                                            Name:  Ricardo Munoz Franco
                                            Title: Trustee

                                        JPMCC BELGIUM, SCA
                                        JPMCC Belgium SPRL, its Manager


                                        By: /s/ Puneet Gulati
                                            ------------------------------------
                                            Name:  Puneet Gulati
                                            Title: Manager


                                        SIXTY WALL STREET BELGIUM, SCA
                                        By: Sixty Wall Street Belgium SPRL


                                        By: /s/ Puneet Gulati
                                            ------------------------------------
                                            Name:  Puneet Gulati
                                            Title: Manager


                                        CMEX INVESTORS LLP


                                        By: /s/ Andrew G. Bluhm
                                            ------------------------------------
                                            Name:  Andrew G. Bluhm
                                            Title: General Partner

                                                                      SCHEDULE A

                SHAREHOLDER                              Shares              Percentage
                -----------                              ------              ----------
                   TYPE I
JPMCC Belgium SCA                                        757,643               19.9304%
Sixty Wall Street Belgium SCA                             46,393                1.2204%
CMEX Investors, L.P.                                     599,868             15.779987%
Matthew David Heyman Podvin                              209,773              5.518239%

                  TYPE II
Stein International Investments                           77,363              2.035093%
Mark Fastlicht y Sackler                                  57,168              1.503848%
Pilar Gonzalez Parra                                      44,516              1.171027%
Eagle LLC                                                 41,783              1.099134%
Abrahim Zaki Saadia Mussali                               41,058              1.080062%
Cesar Montemayor                                          31,984              0.841364%
Oregon Trail Eye Clinic Partnership Profit
 Sharing Plan, for the benefit of
 Mylan R. VanNewkirk                                      28,531              0.750530%
Inmobiliaria y Constructora K, S.A. de C.V                25,788              0.678373%
Alexis Falquier Warnier                                   21,403              0.563022%
Ricardo Haneine Haua                                      21,403              0.563022%
Cipriano Santiesteban Aja                                 19,632              0.516435%
Eduardo Davila Guzman                                     18,958              0.498705%
Jeffrey Fastlicht Kurian                                  17,875              0.470216%
Irvin Goldman y Barbara Goldman                           17,287              0.454748%
Antonio Cepeda Lopezhermosa                               55,706              1.465389%
Sonia Tendler                                             10,701              0.281498%
Ronald F. Getto y Karen S. Getto                           9,078              0.238804%
Palmer & Sons LLC                                          8,035              0.211367%
Betty S. VanNewkirk, John D. VanNewkirk
 y Mylan R. VanNewkirk                                     7,135              0.187692%
Mario Epelbaum Lask                                        6,808              0.179090%
Karen Brodsky de Jinich                                    6,715              0.176643%
Michael D. Fernhoff y Mary Ellen P. Fernhoff               6,232              0.163938%
Carlos Jinich Ripstein                                     6,194              0.162938%
Michael Perlo Kurian                                       3,601              0.094727%
Jonathan Perlo Kurian                                      3,600              0.094701%
Alan Benjamin Jaet Kurian                                  9,271              0.243881%
Jaime Paul Jaet Kurian                                     9,270              0.243854%
Ricardo Jinich Gancz                                       2,363              0.062161%
UEMCO X, L.L.C                                             2,280              0.059977%
Steven J. Rosenfield (Decedant's Trust)                    1,617              0.042536%
Brenda Denise Jaet Kurian                                  6,667              0.175381%
Julie Rosenfield (Julie Friedman) (Trust)                  1,616              0.042510%
Marci Rosenfield (Marci Lefkovits) (Trust)                 1,616              0.042510%
Stephanie Nea Kurian Maltz de Fastlicht                      398              0.010470%
Damian Piza Velazquez                                         35              0.000921%